UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Marsh & McLennan Companies, Inc.
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MARSH & McLENNAN COMPANIES NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2013

MARSH | GUY CARPENTER | MERCER | OLIVER WYMAN

Important Notice Regarding the Availability of Proxy Materials for the Marsh & McLennan Companies Annual Meeting of Stockholders to be held on May 16, 2013: This proxy statement and the Company's 2012 Annual Report are available at http://proxy.mmc.com.

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Marsh & McLennan
Companies, Inc. The meeting will be held at 10:00 a.m. on Thursday, May 16, 2013 in the second floor auditorium of the McGraw-Hill building at 1221 Avenue of the Americas, New York, NY 10020.

In addition to voting on the matters described in this proxy statement, we will use the meeting as an opportunity to report on the Company’s recent activities.

Whether or not you plan to attend the annual meeting, your vote is important and we urge you to participate in electing directors and deciding the other items on the agenda for the annual meeting.
You will find information on how to vote in the first section of this proxy statement.

Very truly yours,
DAN GLASER
President and Chief Executive Officer
March 29, 2013

MARSH & McLENNAN COMPANIES, INC.
1166 Avenue of the Americas
New York, New York 10036-2774

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Time:	10:00 a.m. Local Time
Date:	May 16, 2013
Place:	Second Floor Auditorium
1221 Avenue of the Americas
New York, New York 10020
Purpose:

1.	To elect thirteen (13) persons named in the accompanying proxy statement to serve as directors for a one-year term;

2.	To approve, by nonbinding vote, the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm; and

4.	To conduct any other business that may properly come before the meeting.
Our Board of Directors recommends that you vote “FOR” the election of all director nominees, "FOR” the approval of the compensation of our named executive officers, and “FOR” the ratification of the selection of Deloitte & Touche LLP.
This notice and proxy statement is being mailed or made available on the Internet to stockholders on or about March 29, 2013. These materials describe the matters being voted on at the annual meeting and contain certain other information. In addition, these materials are accompanied by a copy of the Company’s 2012 Annual Report, which includes financial statements as of and for the fiscal year ended December 31, 2012. In these materials we refer to Marsh & McLennan Companies, Inc. as the “Company,” “we” and “our.”
Only stockholders of record on March 18, 2013 may vote, in person or by proxy, at the annual meeting. If you plan to attend the meeting in person, you will need proof of record or beneficial ownership of the Company’s common stock as of that date in order to enter the meeting.
Your vote is important. If you accessed this proxy statement through the Internet after receiving a Notice of Internet Availability of Proxy Materials, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

LUCIANA FATO
Corporate Secretary
March 29, 2013

INFORMATION ABOUT OUR ANNUAL MEETING
AND SOLICITATION OF PROXIES
Why have I received a Notice regarding Internet Availability of Proxy Materials instead of printed copies of these materials in the mail?
In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials to stockholders over the Internet. Most stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail or electronic copy by e-mail), the Notice contains instructions on how to do so. Stockholders who are current employees of the Company or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Stockholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.
Who can vote on the matters being decided at the annual meeting?
With respect to each matter properly brought before the meeting, each stockholder (of record or beneficial) who held shares as of March 18, 2013, which we refer to as the record date, is entitled to one vote, in person or by proxy, for each share of common stock held as of that date. As of the record date, there were outstanding 550,445,914 shares of Marsh & McLennan Companies common stock entitled to vote.
Stockholders of Record: If, as of the close of business on the record date, your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or by proxy. In accordance with Delaware law, a list of the Company’s common stockholders of record as of the record date will be available for inspection at our principal executive offices at 1166 Avenue of the Americas, New York, New York for at least ten days prior to the annual meeting.
Beneficial (“Street Name”) Stockholders: If, as of the close of business on the record date, your shares were not held directly in your name but rather were held in an account at a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of shares held in “street name.” The intermediary is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the shares held in your account. Your voting instructions will direct the intermediary how to vote your shares.
How do I vote?
Whether you hold shares as a stockholder of record or beneficial owner, you may direct how your shares are voted without attending the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted. If you are a stockholder of record, you may vote by submitting a proxy in accordance with the instructions included in your Notice or on your proxy card. If you are a beneficial owner holding shares in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the Notice or voting instruction form provided to you by that organization. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a stockholder should indicate the capacity in which they are voting and corporations should vote by an authorized officer whose title should be indicated.
You may vote in the following manner:
By Telephone or the Internet—Stockholders may vote their shares via telephone or the Internet as instructed in the Notice or the proxy card, depending on how they received the proxy materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

By Mail—Stockholders who receive hard copies of the proxy materials may choose to vote by mail and, if they so choose, should complete, sign and date their proxy card or voting instruction card and mail it in the pre-addressed envelope included with the proxy materials. Note that, if you are a stockholder of record and you sign and return a proxy or voting instruction card, but do not specify how to vote, your shares will be voted with management, which will be in favor of our director nominees (Item 1); to approve, by nonbinding vote, the compensation of our named executive officers (Item 2); and in favor of the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Item 3).
Can I vote my shares in person at the annual meeting?
Yes. However, even if you plan to attend the meeting, we recommend that you vote in advance of the meeting in order to ensure that your vote is counted. If you vote in advance and then attend the meeting, you can always change your vote at the meeting. If your shares are held in street name and you decide to vote in person at the annual meeting, you must obtain from your broker, bank or other intermediary record holder a valid proxy giving you the right to vote the shares, and bring that proxy to the meeting.
Can I change my vote?
Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by (i) submitting a new proxy with a later date, (ii) voting in person at the annual meeting or (iii) sending written notification of revocation addressed to:
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Corporate Secretary
If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or other intermediary, following the instructions they provided; or, if you have obtained a legal proxy from your broker or other intermediary giving you the right to vote your shares, by attending the meeting and voting in person.
Who can attend the annual meeting?
Stockholders (of record or beneficial), their proxy holders and the Company’s guests may attend the meeting. Verification of share ownership will be requested at the admissions desk. If your shares are held in street name, you must bring to the meeting an account statement or letter from the record holder (i.e., the broker, bank, trustee or other intermediary organization that holds your shares) indicating that you were the beneficial owner of the shares on March 18, 2013.
What are the requirements to conduct business at the annual meeting?
In order to carry on the business of the annual meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker nonvotes (described below) are counted for the purpose of determining the presence of a quorum.
What are the voting requirements to elect directors and to approve the other proposals discussed in this proxy statement?
The voting standards applicable to the annual meeting are as follows:
Election of Directors
At the 2013 annual meeting, the election of directors will be “uncontested,” meaning that the number of nominees does not exceed the number of directors to be elected. The Company’s by-laws provide that in an uncontested election, a nominee will be elected if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” the nominee’s election. Abstentions will not be included in the total number of votes cast and therefore will have no effect on the election’s outcome.
Important Note Regarding Voting for Directors: The election of directors is not considered a “routine” matter and thus brokers do not have discretionary authority to vote in the election of directors if they did not receive instructions from a beneficial owner. (See “Significance of Broker Nonvotes” below). Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted in the election of directors in order for your shares to be counted in the election.
Our Guidelines for Corporate Governance address the procedures to be followed if an incumbent director standing for reelection in an uncontested election fails to receive a majority of the votes cast. See “Director Election Voting Standard” on page 11.
Vote Required for Other Proposals

Proposal	Vote Required	Broker Discretionary Voting Allowed
Item 2—Advisory vote to approve named executive officer compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Item 3—Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes
In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of voting on these items, while broker nonvotes (described below) will not. Abstentions have the effect of a vote “against” the proposals.
Significance of “Broker Nonvotes”
The rules of the NYSE provide that, when a matter to be voted on at an annual meeting is “non-routine,” a broker holding shares of record on behalf of a client may vote those shares only if the broker has received voting instructions from the client. If the broker has not received voting instructions from the client, the broker may submit a proxy on any routine matter, but may not vote the client’s shares on the matter(s) for which instructions were required but not provided. When a broker submits a proxy, but refrains from voting in this way, a “broker nonvote” occurs. Shares subject to a broker nonvote are not counted as present or represented with respect to the nonroutine matters being addressed at the annual meeting; however, they are counted as present and represented for purposes of determining the presence of a quorum at the annual meeting. Under the rules of the NYSE, the election of directors (Item 1) and the nonbinding vote to approve the compensation of our named executive officers (Item 2) are considered nonroutine.
Could additional matters be decided at the annual meeting?
As of the date of this proxy statement, we do not know of any matters not described in this proxy statement that will be presented at the meeting. However, if any other matter shall properly come before the meeting, the persons named in the proxy will use their discretion to vote on such matter on behalf of shares for which proxies were submitted.
Who conducts the annual meeting?
The independent chairman of the Board of Directors acts as chairman of the annual meeting, and has the authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has the discretion to establish reasonable rules for discussion, comments and questions during the meeting.

Who will count the votes at the annual meeting?
One or more representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as independent inspectors of election.
How may I obtain electronic delivery of proxy materials in the future?
Most stockholders may elect to receive future proxy statements and annual reports electronically via e-mail or the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you may choose this electronic delivery option by following the instructions provided when you vote over the Internet. Active employees of the Company who hold Marsh & McLennan Companies common stock in certain employee stock plan accounts or are stockholders of record generally receive their proxy materials by electronic delivery to their business e-mail accounts.
If you are a beneficial owner who holds shares in street name, it is likely that you will have the option to choose future electronic delivery of proxy materials when you vote over the Internet. Otherwise, please contact your broker or other intermediary holder of record for information regarding electronic delivery of proxy materials.
Stockholders who receive their proxy materials electronically receive an e-mail message with instructions on how to access the proxy statement and annual report and vote. If you have chosen to receive proxy materials electronically, your choice will remain in effect until you revoke it.
What is “householding”?
Holders of Record and in Employee Benefit Plan Accounts
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record or who hold shares in certain of our employee benefit plan accounts and who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies.
Stockholders who participate in householding continue to receive separate control numbers for voting, and, in the case of those who receive hard copies of the proxy materials, separate proxy cards. Householding does not in any way affect dividend check mailings.
If you are a stockholder of record or hold our common stock in an employee benefit plan account and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, you may revoke your consent to householding at any time by calling Broadridge Financial Solutions, Inc. toll-free at 1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Beneficial Stockholders
A number of brokerages and other institutional holders of record have implemented householding. If you are a beneficial owner who holds shares in street name, please contact your broker or other intermediary holder of record to request information about householding.

How may I obtain another set of proxy materials?
This proxy statement and our 2012 Annual Report can be viewed on (and printed from) our website at http://proxy.mmc.com. If you wish to receive a separate paper copy of our annual report or proxy statement, you may telephone our office of Investor Relations at (212) 345-5475 or write to:
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Investor Relations
Who will bear the cost of this proxy solicitation?
We pay the expenses of preparing and distributing the proxy materials and soliciting proxies. We also reimburse brokers and other institutional record holders for their expenses in forwarding these materials to, and obtaining voting instructions from, beneficial owners of the Company’s common stock.
In addition to the distribution of this proxy statement and instructions for voting at the annual meeting, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or agents. We have retained Georgeson Inc. as our agent to assist in the proxy solicitation at a fee of approximately $11,000, plus expenses. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

CORPORATE GOVERNANCE
We describe key features of the Company’s corporate governance environment below, and also in the next section of this proxy statement, captioned “Board of Directors and Committees.” Our key corporate governance materials are available online at http://www.mmc.com/about/governance.
Enhanced Corporate Governance Environment
The Board of Directors has taken a series of actions designed to enhance the Company’s corporate governance environment. Highlights of these actions include:

A.	Board Structure

•	Board Independence. All of the Company’s directors are independent, with the exception of our CEO, who is the only member of management serving on the Board.

•	Independent Chairman. The Company maintains separate roles of chief executive officer and chairman of the Board as a matter of policy. An independent director acts as chairman of the Board.

•
Offer to Resign upon Change in Circumstances. Pursuant to our Guidelines for Corporate Governance, any director undergoing a significant change in personal or professional circumstances must offer to resign from the Board.

B.	Election of Directors/Right of Stockholders to Call Special Meetings

•	Majority Voting in Director Elections. The Company’s by-laws provide that in uncontested elections, director candidates must be elected by a majority of the votes cast.

•
Stockholder Right to Call Special Meetings. The Company’s by-laws allow stockholders of record of at least twenty percent (20%) of the voting power of the Company’s outstanding common stock to call a special meeting.

C.	Stockholder Rights Plan

•	Expiration of Poison Pill. The Board allowed a prior Rights Agreement to expire without renewal.

D.	Declassification of Board

•	Annual Election of Directors. The Company’s charter provides for the annual election of directors.

E.	Compensation Practices

•
Compensation Structure for Independent Directors. The Company’s director compensation structure is transparent to investors and does not provide for meeting fees or retainers for non-chair committee membership.

•
Cap on Executive Severance Payments. The Company is required as a matter of policy to obtain stockholder approval for severance agreements with certain senior executive officers that provide for cash severance that exceeds 2.99 times his or her base salary and three-year average annual bonus award.

•
“Double-Trigger” Condition for Vesting of Equity-Based Awards upon a Change in Control. A “double-trigger” condition applies to the vesting of all equity-based awards granted after March 15, 2007 upon a change in control of the Company.

•
“Clawback” Policies. The Company may as a matter of policy recoup (or “claw back”) certain executive bonuses in the event of misconduct leading to a financial restatement. Also, our 2011 Incentive and Stock Award Plan allows the Company to "claw back" outstanding or already settled equity-based awards.

F.	Equity Ownership Requirements

•
Senior Executive Equity Ownership Requirements. The Company maintains equity ownership standards requiring senior management to acquire, within five years, shares or stock units of our common stock with a value equal to a multiple of base salary.

•
Director Equity Ownership Requirements. Directors are required to acquire over time, and thereafter hold (directly or indirectly), shares or stock units of our common stock with a value equal to at least five times the Board’s basic annual retainer ($500,000). Directors may not sell shares of the Company's common stock until this ownership threshold is attained.

Guidelines for Corporate Governance
Our Guidelines for Corporate Governance (our “Governance Guidelines”) are the means by which the Company and the Board of Directors formally express many of our governance policies. The Governance Guidelines are posted on our website at http://mmc.com/about/GuidelinesCorporateGovernance.pdf.
The Governance Guidelines summarize certain policies and practices designed to assist the Board in fulfilling its fiduciary obligations to the Company's stockholders, including the following (parenthetical references are to the relevant section of the Governance Guidelines):

•	Specific Board functions (Section B), such as:

•	selecting, regularly evaluating the performance of, and approving the compensation paid to, the CEO;

•	providing oversight and guidance regarding the selection, evaluation, development and compensation of other senior executives;

•	planning for CEO and other senior management succession;

•	reviewing, monitoring and, where appropriate, approving the Company's strategic and operating plans, fundamental financial objectives and major corporate actions;

•	assessing major risks facing the Company and reviewing enterprise risk management (“ERM”) programs and processes;

•	overseeing the integrity of the Company's financial statements and financial reporting processes;

•	reviewing processes that are in place to maintain the Company's compliance with applicable legal and ethical standards; and

•	reviewing and monitoring the effectiveness of the Company's corporate governance practices.

•	CEO succession planning and management development. (Section C)

•	Director qualification standards and director independence. (Sections D.2 and D.3)

•	Limits on other public company board service. (Section D.5)

•	Majority voting in director elections. (Section E.3)

•	Resignation and retirement requirements for independent directors. (Section E.6)

•	Separation of independent chairman and CEO. (Section F.2)

•	Executive sessions of independent directors at every in-person meeting of the Board. (Section H.3)

•	Board access to management and professional advisors. (Section I)

•	Director and senior management stock ownership requirements. (Sections K.2 and K.3)

Director Independence
The Board has determined that all directors other than Mr. Glaser are independent. Therefore, the Board has satisfied its objective that a substantial majority of the Company’s directors should be independent of management.
For a director to be considered “independent,” the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. The Board has established categorical standards to assist it in making determinations of director independence. These standards conform to, or are more exacting than, the independence requirements provided in the NYSE listed company rules. The Company’s director independence standards are set forth as Annex A to our Governance Guidelines. With respect to Mr. Mills, the Board considered that he is an executive officer of a company that, in each of the preceding three fiscal years, made payments to, and received payments from, the Company in an amount less than the greater of $1 million or 2% of his employer’s total net revenues.
All members of the Audit, Compensation, Compliance and Risk, and Directors and Governance Committees must be independent directors as defined by the Company’s Governance Guidelines.

Members of the Audit Committee must also satisfy a separate SEC and NYSE independence requirement, which provides that they may not be affiliates and may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their directors’ compensation. Each member of the Compensation Committee also qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as an “outside director” (as defined in Section 162(m) of the Internal Revenue Code). Under our Governance Guidelines, if a director whom the Board has deemed independent has a change in circumstances or relationships that might cause the Board to reconsider that determination, he or she must immediately notify the chairman of the Board and the chair of the Directors and Governance Committee.

Codes of Conduct
Our reputation is fundamental to our business. The Company’s directors and officers and other employees are expected to act ethically at all times. To provide guidance in this regard, the Company has adopted a Code of Conduct, The Greater Good, which applies to all of the above individuals. The Greater Good has been distributed in hard copy to the Company’s employees, accompanied by a comprehensive training and communication effort. The Company has also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer and controller. Both of these codes are posted on the Company’s website at http://www.mmc.com, and print copies are available to any stockholder upon request. We will disclose any amendments to, or waivers of, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers on our website within four business days.

Review of Related-Person Transactions
The Company maintains a written Policy Regarding Related-Person Transactions, which sets forth standards and procedures for the review and approval or ratification of transactions between the Company and related persons. The policy is administered by the Directors and Governance Committee with assistance from the Company’s Corporate Secretary.
The policy applies to any “related-person transaction.” This means a transaction (i) involving the Company or any of its subsidiaries, (ii) which involves an aggregate value of $120,000 or more and (iii) in which a related person has a direct or indirect material interest. A “related person” means a director or executive officer of the Company, a nominee for election as a director of the Company, a beneficial owner of more than five percent of the Company’s outstanding common stock or an immediate family member of any of the foregoing persons.
In determining whether to approve or ratify a related-person transaction, the Directors and Governance Committee will review the facts and circumstances it considers relevant. These may include: the commercial reasonableness of the terms of the transaction; the benefits of the transaction to the Company; the availability of other sources for the products or services involved in the transaction; the materiality and nature of the related person’s direct or indirect interest in the transaction; the potential public perception of the transaction; and the potential impact of the transaction on any director’s independence. The Directors and Governance Committee will approve or ratify the related-person transaction only if the Committee, in its sole good faith discretion based on the facts and circumstances it considers relevant, determines that the related-person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.
If the Directors and Governance Committee determines not to approve or ratify a related-person transaction, the transaction shall not be entered into or continued, as the case may be. No member of the Directors and Governance Committee will participate in any review or determination with respect to a related-person transaction if the Committee member or any of his or her immediate family members is the related person.

Communicating Concerns Regarding Accounting Matters
The Audit Committee of the Board of Directors has established procedures to enable anyone who has a concern about the Company’s accounting, internal accounting controls or auditing practices to communicate that concern directly to the Audit Committee. These communications, which may be made on a confidential or anonymous basis, may be submitted in writing, by telephone, or online as follows:

By mail to:
Marsh & McLennan Companies, Inc.
Audit Committee of the Board of Directors
c/o Corporate Secretary
1166 Avenue of the Americas, Legal Department
New York, New York 10036-2774

By telephone to the Marsh & McLennan Companies Ethics & Compliance Line:
Canada, the U.S., Puerto Rico, and Guam: 1-800-381-2105

Outside Canada, the U.S., Puerto Rico, and Guam, use your country’s direct dial telephone number or AT&T Direct® service number to reach the Marsh & McLennan Companies Ethics & Compliance Line toll-free. A complete list of Ethics & Compliance Line Telephone Numbers can be found at
http://www.mmc.com/about/governance.php

Online to:
http://www.ethicscomplianceline.com

Further details of the Company’s procedures for handling complaints and concerns of employees and other interested parties regarding accounting matters are posted on our website at http://www.mmc.com/about/governance.php. Company policy prohibits retaliation against anyone who raises a concern in good faith.

Communicating with Directors
Holders of the Company’s common stock and other interested parties may send communications to the Board of Directors, the independent chairman or the independent directors as a group by mail (addressed to the Corporate Secretary) or by telephone as indicated above. Items unrelated to the directors’ duties and responsibilities as Board members may be excluded by the Corporate Secretary, including solicitations and advertisements; junk mail; product-related communications; surveys and job referral materials such as resumes.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition, Leadership and Size
At the 2013 annual meeting, stockholders will vote on the election of thirteen (13) directors. Lord Lang is currently the Board's independent chairman. The only member of management who serves on the Board is Daniel S. Glaser, the Company's President and Chief Executive Officer. The chairman of the Board has been an independent director since 2005. The Board believes that this currently is the best leadership structure for the Company and will continue to periodically evaluate whether the structure is in the best interests of stockholders.
As stated in our Guidelines for Corporate Governance, the Board of Directors has determined that 10–14 directors is currently an appropriate range for the Board. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual accountability. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of an outstanding director candidate in whom the Board may become interested at a future time. The Directors and Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.
Director Qualifications and Nomination Process
As provided in our Guidelines for Corporate Governance, all directors must demonstrate the highest standards of ethics and integrity, must be independent thinkers with strong analytical ability, and must be committed to representing all of the Company’s stockholders rather than any particular interest group. In addition to the foregoing characteristics, the Board evaluates each prospective director candidate by reference to the following criteria (which are not listed in any order of importance): (i) the candidate’s personal and professional reputation and background; (ii) the candidate’s industry knowledge; (iii) the candidate’s experience with businesses or other organizations comparable to the Company in terms of size or complexity; (iv) the interplay of the candidate’s skills and experience with those of the incumbent directors; (v) the extent to which the candidate would provide substantive expertise that is currently sought by the Board or any committees of the Board; (vi) the candidate’s ability to commit the time necessary to fulfill a director’s responsibilities; (vii) relevant legal and regulatory requirements and evolving best practices in corporate governance; and (viii) any other criteria the Board deems appropriate.
The Board, taking into account the recommendation of the Directors and Governance Committee, is responsible for nominating a slate of director candidates for election at the Company’s annual meeting of stockholders. The Board has delegated to the Directors and Governance Committee the authority, when circumstances so warrant, to identify, screen and recommend to the Board potential new director candidates and to engage one or more search firms to assist the Committee with respect thereto. The Directors and Governance Committee periodically reviews with the Board the skills and characteristics to be sought in any new director candidates, as well as the overall composition and structure of the incumbent Board. The Committee has a longstanding commitment to maintaining a diverse and inclusive Board, and when seeking new director candidates, takes into account such factors as the Board’s current mix of skills, backgrounds and experience, as well as the gender, racial, ethnic and cultural diversity of each potential candidate.
Stockholder Nominations for Director Candidates
The Directors and Governance Committee will consider director candidates recommended by stockholders if the recommendation is submitted in writing at the address below. As described in Article II of the Company’s by-laws, stockholders may submit nominations of persons for election as directors of the Company at an annual meeting of stockholders provided that the proposing stockholder is a stockholder of record both at the time the nomination is submitted and at the time of the annual meeting, is entitled to vote at the annual meeting and complies with the notice procedures set forth in Section 2.10 of the by-laws. The notice of nomination must meet certain guidelines as to timeliness and form, described below, and be delivered to the Corporate Secretary at our principal executive offices:

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Directors and Governance Committee
c/o Corporate Secretary
The notice must be delivered not earlier than 5:00 p.m. Eastern Time on the 120th day, and not later than 5:00 p.m. Eastern Time on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the upcoming annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s annual meeting, the notice must be delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of the annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of the annual meeting and (y) the 10th day following the day on which the date of the rescheduled annual meeting is first publicly announced by the Company.
The director nomination notice must include certain information regarding the director nominee, the proposing stockholder and any associate of the proposing stockholder (such as a beneficial owner of shares owned of record or beneficially by the proposing stockholder). With respect to the proposing stockholder, required information includes all ownership interests in Marsh & McLennan Companies common stock and derivatives of the Company’s securities. With respect to the director nominee, the notice must include the information required to be disclosed in a proxy statement with respect to candidates for election as directors, including the nominee’s written consent to be named in the proxy statement as a nominee and to serve as director of the Company if elected. The notice also must be accompanied by a letter from the nominee containing certain representations regarding the nominee’s independence and compliance with the Company’s publicly disclosed corporate governance and other policies and guidelines. The exact notice requirements for director nominations for annual meetings of stockholders are described in detail in Article II, Section 2.10 of the Company’s by-laws.
Director Election Voting Standard
The Company’s by-laws provide that in an uncontested election of directors (i.e., where the number of nominees does not exceed the number of directors to be elected), a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. See the discussion under “What are the voting requirements to elect directors and to approve the other proposals discussed in this proxy statement?” on page 2 above.
In connection with the Company’s majority voting standard for director elections, the Board has adopted the following procedures, which are set forth more fully in Section E.3 of our Guidelines for Corporate Governance:

•
The Board shall nominate for election only director candidates who agree to tender to the Board an irrevocable resignation that will be effective upon (i) a director’s failure to receive the required number of votes for reelection at the next meeting of stockholders at which he or she faces reelection and (ii) the Board’s acceptance of such resignation.

•
Following a meeting of stockholders at which an incumbent director who was a nominee for reelection does not receive the required number of votes for reelection, the Directors and Governance Committee shall make a recommendation to the Board as to whether to accept or reject such director’s resignation. Within 90 days following the certification of the election results, the Board shall decide whether to accept or reject the director’s resignation and shall publicly disclose that decision and its rationale.

•
If the Board accepts a director’s resignation, the Directors and Governance Committee will recommend to the Board whether to fill the resultant vacant Board seat or reduce the size of the Board. If the Board rejects a director’s resignation, the director shall, in accordance with Delaware law, continue in office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Attendance
The Board held 11 meetings, including telephonic meetings, during 2012. The average attendance by directors at meetings of the Board and its committees held during 2012 was approximately 93%. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Board’s policy is to have all directors attend annual meetings of stockholders and, barring unforeseen circumstances, all directors are expected to attend our annual meeting of stockholders in 2013. All but two of our directors were present at the 2012 annual meeting.
Tenure
Our Guidelines for Corporate Governance provide that an independent director shall retire no later than at the annual meeting of stockholders following his or her 75th birthday. Any director who is an employee of the Company shall resign from the Board when their employment ceases.
Executive Sessions
The independent directors meet in executive session without management at regularly scheduled in-person Board meetings. The independent chairman of the Board presides at these meetings.
Risk Oversight
It is the responsibility of the Company’s senior management to assess and manage our exposure to risk and to bring to the Board of Directors’ attention the most material risks facing the Company. The Board oversees risk management directly and through its committees. The Audit Committee and the Compliance and Risk Committee regularly review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and control such exposures. The Directors and Governance Committee considers risks related to CEO succession planning and the Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of executive compensation programs and arrangements. See below for additional information about the Board’s committees.
Committees
Our Board has established an Audit Committee, a Compensation Committee, a Compliance and Risk Committee (which is a subcommittee of the Audit Committee), a Directors and Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee to assist the Board in discharging its responsibilities. Following each committee meeting, the respective committee chair reports the highlights of the meeting to the full Board.
Membership on each of the Audit, Compensation, Compliance and Risk, and Directors and Governance Committees is limited to independent directors as required by the Company, the listing standards of the NYSE and the SEC’s independence rules. The charters for these committees can be viewed on our website at http://www.mmc.com/about/governance.

The table below indicates current committee assignments and the number of times each committee met in 2012:

Director	Audit	Compliance and Risk	Compensation	Directors and Governance	Finance	Corporate Responsibility	Executive
Zachary W. Carter	X	X(chair)					X
Oscar Fanjul			X		X(chair)		X
Daniel S. Glaser (1)					X		X
H. Edward Hanway			X(chair)		X		X
Lord Lang			X	X	X		X(chair)
Elaine La Roche	X	X
Steven A. Mills			X	X
Bruce P. Nolop	X	X			X	X
Marc D. Oken	X(chair)				X		X
Morton O. Schapiro			X	X(chair)			X
Adele Simmons				X		X(chair)
Lloyd M. Yates	X	X				X
R. David Yost			X			X
2012 Meetings (2)	10	5	7	5	7	5	0
 ________________

(1)	Mr. Glaser became a director on January 1, 2013.

(2)	Includes telephonic meetings.

Audit Committee
The Audit Committee is charged with assisting the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements.
The Audit Committee selects, oversees and approves, pursuant to a pre-approval policy, all services to be performed by our independent registered public accounting firm. The Company’s independent registered public accounting firm reports to the Audit Committee.
All members of the Audit Committee are “financially literate,” as defined by the NYSE and determined by the Board. The Board has determined that Bruce P. Nolop, Marc D. Oken and Lloyd Yates have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert.”
Compliance and Risk Committee
The Compliance and Risk Committee is a subcommittee of the Audit Committee. The Compliance and Risk Committee assists the Audit Committee and the Board with the oversight of the implementation of systems and controls designed to promote ethical behavior and compliance with applicable legal and regulatory requirements and the Company's enterprise risk management (“ERM”) programs and processes, and discharges such other responsibilities relating to compliance and risk oversight as the chair of the Audit Committee may assign to the Compliance and Risk Committee from time to time.

Compensation Committee
Among other things, the Compensation Committee:

•	evaluates the performance and determines the compensation of our chief executive officer;

•	reviews and approves the compensation of other senior executives; and

•
oversees the Company's incentive compensation plans for the chief executive officer and other senior executives and equity-based plans, and discharges the responsibilities of the Committee set forth in these plans.

Meeting Schedule: The Compensation Committee met seven times in 2012, including a special, half-day meeting in February to complete its annual review and make decisions on compensation. Decisions relating to significant matters are usually presented to the Compensation Committee and discussed at more than one meeting to allow for full consideration of the implications and possible alternatives before a final decision is made. The Compensation Committee receives support from its compensation consultant and the Company's management, including the Company's human resources staff, as described below.
The Compensation Committee may delegate all or a portion of its duties and responsibilities to the chair of the Compensation Committee or a subcommittee of the Compensation Committee. If necessary, the chair is authorized to take action on behalf of the Compensation Committee between its regularly scheduled meetings, within certain guidelines. If any such action is taken, the chair reports such action to the Compensation Committee at its next regularly scheduled meeting.
Independent Compensation Consultant: The Compensation Committee engaged Pay Governance LLC as its independent compensation consultant to provide advisory services to the Compensation Committee. The compensation consultant assists the Compensation Committee in performing its duties and makes recommendations to the Compensation Committee regarding our executive compensation programs. The compensation consultant reports directly to the Compensation Committee and provides advice and analysis solely to the Compensation Committee. The compensation consultant supports the Compensation Committee by:

•	participating by invitation in meetings, or portions of meetings, of the Compensation Committee to advise the Compensation Committee on specific subjects that arise;

•
offering professional advice regarding the compensation and policy recommendations presented to the Compensation Committee by the Company's management, including senior members of the Company's human resources staff; and

•	supplying data regarding the compensation practices of comparable companies.
The Compensation Committee requested and received advice from the compensation consultant with respect to all significant matters addressed by the Compensation Committee during 2012. Neither the compensation consultant nor his firm or any of its affiliates provided any services to the Company or its affiliates in 2012.
The Compensation Committee assessed the work of Pay Governance LLC during 2012 pursuant to the rules of the Securities and Exchange Commission and concluded that Pay Governance's work did not raise any conflict of interest.
Company Management: The Company's management, including the Company's human resources staff, supports the Compensation Committee by:

•	developing meeting agendas in consultation with the chair of the Compensation Committee and preparing background materials for Compensation Committee meetings;

•
making recommendations to the Compensation Committee on the Company's compensation philosophy, short-term and long-term incentive compensation design, and other key governance initiatives, including by providing input regarding the individual performance component of annual short-term incentive compensation, as discussed in “Compensation of Executive Officers-Compensation Discussion and Analysis” beginning on page 30; and

•	responding to actions and initiatives proposed by the Compensation Committee.
In view of the chief executive officer transition effective January 1, 2013, both our President and Chief Executive Officer and our Group President and Chief Operating Officer, provided recommendations with respect to the compensation of other senior executives.
The Company's President and Chief Executive Officer, Group President and Chief Operating Officer, senior members of the Company's human resources staff and internal legal counsel attended Compensation Committee meetings when invited but were not present for executive sessions or for any discussion of their own compensation.
Timing and Procedures of Equity-Based Compensation Awards: Awards under the annual long-term incentive compensation program are approved at a prescheduled meeting of the Compensation Committee each February and, consistent with our historical practice, granted on that same date. Stock options have an exercise price equal to the average of the high and low trading prices of the Company's common stock on the trading day immediately preceding the grant date.
The Compensation Committee periodically awards restricted stock units and stock options to new hires and restricted stock units to continuing executives for increased responsibilities that accompany changes in position and retention purposes. These awards are approved at prescheduled Compensation Committee meetings. The Compensation Committee has also authorized our President and Chief Executive Officer to make such awards to individuals who are not senior executives, subject to certain limitations. Awards are granted on the first calendar day of the month following approval of the award by the Compensation Committee or our President and Chief Executive Officer, as applicable. In the event that an award is approved prior to an individual's start date with the Company, the award will be granted on the first calendar day of the first month on or following the individual's start date.
Restricted stock unit and stock option awards are typically denominated as a dollar value and then converted into a number of restricted stock units or stock options. The number of restricted stock units is determined based on the grant date fair value of the Company's common stock, which is defined as the average of the high and low trading prices of the Company's common stock on the trading day immediately preceding the grant date. The number of stock options is determined based on the grant date fair value of a stock option to purchase a share of the Company's common stock. The grant date fair value of stock options is determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). Stock options have an exercise price equal to the average of the high and low trading prices of the Company's common stock on the trading day immediately preceding the grant date. We believe that our granting procedures effectively protect against the manipulation of grant timing for employee gain.
The Company's human resources staff periodically monitors and updates the Compensation Committee on the usage of shares for equity-based awards and the number of shares available for future awards under our equity-based compensation plans. As part of the process of granting annual long-term incentive compensation, the Compensation Committee considers share usage and equity run rate (as defined in "'Equity Use" on page 34) so that annual long-term incentive awards, and the extent to which stock is used for those awards, are at a reasonable level.
Directors and Governance Committee

The duties and responsibilities of the Directors and Governance Committee include the following:

•	to advise and make recommendations to the Board on matters concerning corporate governance and to recommend to the Board any proposed changes to the Company's Guidelines for Corporate Governance;

•	to identify, consider and recommend qualified candidates to the Board for election as directors, including nominees to stand for election as directors at the Company's annual meeting of stockholders;

•	to assist and advise the Board in connection with its annual review of the independent status of each non-executive director;

•	to oversee the development and implementation of succession planning for the Company's chief executive officer;

•	to periodically review with the Board the requisite skills and characteristics for new Board members, as well as the composition and structure of the Board as a whole;

•	to consider nominations and recommendations from stockholders for director candidates, properly submitted in writing to the Company's Corporate Secretary;

•	to recommend committee assignments to the Board in consultation with the independent chairman and the other committee chairs;

•	to review periodically and make recommendations to the Board with respect to independent directors' compensation;

•	to approve procedures for director orientation and continuing education;

•	to develop processes for and oversee the annual self-evaluations of the Board and its committees;

•	to review and advise the Board with respect to any stockholder proposals received in connection with the Company's annual meeting of stockholders; and

•	to administer the Company's Policy Regarding Related-Person Transactions.

Finance Committee
The Finance Committee reviews and makes recommendations to the Board concerning, among other matters: the Company’s capital structure, capital management and methods of corporate finance, including proposed issuances of securities or other financing transactions; and proposed acquisitions, divestitures or other strategic transactions.
Corporate Responsibility
The Corporate Responsibility Committee reviews the Company's responsibilities and activities as a corporate citizen. In particular, the committee is charged with identifying and analyzing sustainability, government relations and social responsibility issues and trends, nationally and internationally, that may be relevant to the Company's business positioning, employee involvement and engagement, diversity initiatives or brand, and with making related recommendations to the Board as appropriate.
Executive Committee
The Executive Committee is empowered to act for the full Board during the intervals between Board meetings, except with respect to matters that, under Delaware law or the Company’s by-laws, may not be delegated to a committee of the Board. The Executive Committee meets as necessary, with all actions taken by the Committee reported at the next Board meeting. The Executive Committee did not meet in 2012.

Director Compensation
Executive Directors

Executive directors (currently only Mr. Glaser) receive no compensation for their service as directors.

Independent Directors

The Board's compensation year runs from June 1 through May 31. For fiscal year 2012, independent directors received a basic annual retainer of $100,000 paid in cash. The independent chairman of the Board and committee chairs received supplemental retainers as described in the table below. The basic annual retainer and the supplemental retainers are paid quarterly (for pay periods ending on August 15, November 15, February 15 and May 15). Under the terms of the Company's Directors' Stock Compensation Plan, independent directors may elect to receive these retainer amounts in cash, the Company's common stock or a combination thereof, as the director elects. In addition, independent directors receive an annual stock grant. On June 1, 2012, all independent directors received a grant of the Company's common stock with a fair market value of $120,000 on the grant date (based on the average of the high and low prices on the immediately preceding trading date). Under the Directors' Stock Compensation Plan, an independent director may defer receipt of all or a portion of any compensation to be paid in the form of the Company's common stock until a specified future date. Independent directors are also eligible to participate in the Company's matching-gift program for certain charitable gifts to educational institutions.

In 2011, the Board reviewed the independent director compensation arrangements, which had been largely unchanged for several years, and requested and received advice from an independent consulting firm, Pay Governance LLP. The Board revised the Company's independent director compensation arrangements effective as of June 1, 2012, at the start of the current compensation year. These revisions are summarized in the table below.

Elements of Independent Director Compensation

Element of Compensation	2011 Board Compensation Year (June 1, 2011 - May 31, 2012)	2012 Board Compensation Year (June 1, 2012 - May 31, 2013)
Basic Annual Retainer for All Independent Directors	$100,000 in cash	Unchanged
Supplemental Annual Retainer for Chair of	$15,000 in cash	$25,000 in cash
•Audit Committee
•Compensation Committee
Supplemental Annual Retainer for Chair of	$15,000 in cash	Unchanged
•Compliance and Risk Committee
•Finance Committee
•Directors and Governance Committee
•Corporate Responsibility Committee
Supplemental Annual Retainer for Independent Chairman of the Board	$150,000 in cash	$200,000 in cash
Annual Stock Grant (June 1 of each year) for Independent Directors under the Company's Directors' Stock Compensation Plan	Number of shares having a grant date market value of $100,000	Number of shares having a grant date market value of $120,000
Stock Ownership Guidelines	1 times Basic Annual Retainer	5 times Basic Annual Retainer

2012 Independent Director Compensation

The table below indicates total compensation received by independent directors for service on the Board and its committees during fiscal 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Zachary W. Carter (4)	115,000	120,000	—	235,000
Oscar Fanjul	115,000	120,000	—	235,000
H. Edward Hanway	120,000	120,000	—	240,000
Lord Lang	275,000	120,000	—	395,000
Elaine La Roche	100,000	120,000	—	220,000
Steven A. Mills	100,000	120,000	—	220,000
Bruce P. Nolop	100,000	120,000	4,000	224,000
Marc D. Oken	120,000	120,000	—	240,000
Morton O. Schapiro	115,000	120,000	5,000	240,000
Adele Simmons	115,000	120,000	5,000	240,000
Lloyd M. Yates	100,000	120,000	—	220,000
R. David Yost	100,000	120,000	—	220,000

(1)
The amounts in this “Fees Earned or Paid in Cash” column reflect payments of the $100,000 basic annual retainer and any supplemental retainer made during fiscal 2012, representing quarterly payments in February and May 2012 for portions of the 2011 Board compensation year and quarterly payments in August and November 2012 for portions of the 2012 Board compensation year, as shown in the table below. Total amounts for each of the 2011 and 2012 Board compensation years are shown in the "Elements of Independent Director Compensation" on page 17.

	2011 Board Compensation Year (June 1, 2011 - May 31, 2012)		2012 Board Compensation Year (June 1, 2012 - May 31, 2013)		TOTAL
Fiscal 2012 Annual Retainers	February 2012	May 2012	August 2012	November 2012
Basic Annual Retainer	$25,000	$25,000	$25,000	$25,000	$100,000
Supplemental Annual Retainer for Chair of	$3,750	$3,750	$6,250	$6,250	$20,000
•Audit Committee
•Compensation Committee
Supplemental Annual Retainer for Chair of	$3,750	$3,750	$3,750	$3,750	$15,000
•Compliance and Risk Committee
•Finance Committee
•Directors and Governance Committee
•Corporate Responsibility Committee
Supplemental Annual Retainer for Independent Chairman of the Board	$37,500	$37,500	$50,000	$50,000	$175,000

Committee members other than the chairs receive no additional compensation for service on the committee.

Mr. Mills elected effective June 1, 2012 to receive his quarterly payments in the form of the Company's common stock. For fiscal 2012, he received quarterly payments of $50,000 in cash in February and May 2012 and quarterly payments of $50,000 in the Company's common stock in

August and November 2012. Mr. Schapiro elected to receive 30% of his quarterly payments ($32,250) in the form of the Company's common stock on a deferred basis. All of the other independent directors received these amounts in cash.

(2)
This column reflects 3,759 shares of the Company's common stock, representing the annual stock grant having a grant date fair value of $120,000. These shares were awarded on June 1, 2012, at $31.92 per share (the average of the high and low prices on May 31, 2012, the trading day immediately preceding the grant date). The amounts shown in this column constitute the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2012, in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Mr. Schapiro and Ms. Simmons elected to defer receipt of all of these shares.

As of December 31, 2012, the aggregate number of deferred shares held for the account of each current independent director who has previously elected to defer shares was as follows: Mr. Schapiro, 43,958.52 shares and Ms. Simmons, 59,370.90 shares. Dividends on these deferred shares are reinvested into additional deferred shares for the account of the independent director.

(3)
The Company maintains a matching gifts program for employees and directors, pursuant to which the Company matches, on a dollar-for-dollar basis, charitable contributions to certain educational institutions up to a total of $5,000 per employee or director in any one year. The amounts shown in the table represent the Company's matching contribution to educational institutions.

(4)	Mr. Carter's cash compensation is paid directly to the law firm of Dorsey & Whitney LLP, in which he is a partner, pursuant to an agreement between Mr. Carter and the firm.

ITEM 1
ELECTION OF DIRECTORS

At the 2013 annual meeting, stockholders will vote on the election of the thirteen (13) nominees listed below—Zachary W. Carter, Oscar Fanjul, Daniel S. Glaser, H. Edward Hanway, Elaine La Roche, Lord Lang, Steven A. Mills, Bruce P. Nolop, Marc D. Oken, Morton O. Schapiro, Adele Simmons, Lloyd M. Yates and R. David Yost—for a one-year term. The Board has nominated each of these individuals to serve until the 2014 annual meeting. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.
In nominating the following slate of director candidates for election at the Company’s annual meeting of stockholders, the Board has evaluated each nominee by reference to the criteria described above on page 10 under the heading “Director Qualifications and Nomination Process.” In addition, the Board evaluates each individual Director in the context of the Board as a whole, with the objective of recommending a group that can best support the success of our businesses and represent stockholder interests.
The following section contains information provided by the nominees about their principal occupations, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director of the Company.

Zachary W. Carter	Director since 2004
Audit Committee
Compliance and Risk Committee (Chair)
Executive Committee

Mr. Carter, age 63, is a Partner at the law firm of Dorsey & Whitney LLP, where he is Co-Chair of the White Collar Crime and Civil Fraud practice group. He joined Dorsey & Whitney in 1999. Mr. Carter was the United States Attorney for the Eastern District of New York from 1993 to 1999. Mr. Carter is a Director of Cablevision Systems Corporation and is Chairman of the Mayor's Advisory Committee on the Judiciary, Chairman of the Board of Directors of Hale House Center, Inc. and a Trustee of the New York University School of Law and the Vera Institute of Justice.
We believe Mr. Carter's qualifications to sit on our Board of Directors and to chair the Compliance and Risk Committee include his legal background and insight into the complex legal and regulatory environments in which our businesses operate.

Oscar Fanjul	Director since 2001
Compensation Committee
Executive Committee
Finance Committee (Chair)

Mr. Fanjul, age 63, is Vice Chairman of Omega Capital, a private investment firm in Spain. Mr. Fanjul is the Founding Chairman and former Chief Executive Officer of Repsol. Mr. Fanjul is a Director of Acerinox, Lafarge (Vice Chairman) and Deoleo (Chairman). He is a Trustee of the Amigos del Museo del Prado Foundation. Mr. Fanjul is a former Director of Unilever, the London Stock Exchange and Areva.
We believe Mr. Fanjul's qualifications to sit on our Board of Directors and chair our Finance Committee include his extensive experience in various international markets with global companies and his understanding of global business practices.

Daniel S. Glaser	Director since 2013
Executive Committee
Finance Committee

Mr. Glaser, age 52, is President and Chief Executive Officer of Marsh & McLennan Companies. Prior to assuming this role in January 2013, Mr. Glaser served as Group President and Chief Operating Officer of Marsh & McLennan Companies from April 2011 through December 2012, with strategic and operational oversight of both the Risk and Insurance Services and the Consulting segments of the company.  Mr. Glaser rejoined Marsh in December 2007 as Chairman and Chief Executive Officer of Marsh Inc. after serving in senior positions in commercial insurance and insurance brokerage in the United States, Europe, and the Middle East. He began his career at Marsh 30 years ago. Mr. Glaser is a former Chairman of BritishAmerican Business and serves on its International Advisory Board. He is a member of the Board of Directors of Insurance Information Institute, the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and the Board of Trustees of Ohio Wesleyan University.
As the only member of the Company's management team on the Board, Mr. Glaser's presence on the Board provides directors with direct access to the Company's chief executive officer and helps facilitate director contact with other members of the Company's senior management.

H. Edward Hanway	Director since 2010
Compensation Committee (Chair)
Executive Committee Finance Committee

Mr. Hanway, age 61, served as Chairman and Chief Executive Officer of CIGNA Corporation from 2000 to the end of 2009. From 1999 to 2000, he served as President and Chief Operating Officer of CIGNA. From 1996 to 1999, he was president of CIGNA HealthCare, and from 1989 to 1996 was president of CIGNA International. Mr. Hanway is a former Member of the Board of Directors of America's Health Insurance Plans (AHIP). He is also a past Chairman of the Council on Affordable Quality Healthcare (CAQH), and has been active in a wide range of issues and initiatives associated with children's health and education. He serves on the Board of Trustees of the March of Dimes Foundation, Loyola University Maryland and Drexel Newmann Academy and is the Chairman of the Faith in the Future Foundation committed to growth of Catholic education in the Archdiocese of Philadelphia.
We believe Mr. Hanway's qualifications to sit on our Board of Directors and chair our Compensation Committee include his years of executive experience in the insurance industry, together with his background in the health and benefits sector, which provide our Board with insight into important areas in which the Company conducts business.

Elaine La Roche	Director since 2012
Audit Committee
Compliance and Risk Committee

Ms. La Roche, age 63, is a Senior Advisor to China International Capital Corporation US. She served as Chief Executive Officer of China International Capital Corporation in Beijing from 1997-2000. Over the course of a 20-year career at Morgan Stanley, Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, and President and Head of the Asia Desk. From 2008 to 2010, Ms. La Roche was with JPMorgan Chase & Co. in Beijing where she served as Vice Chairman, J.P. Morgan China Securities. Ms. La Roche served on the Board of Directors of Linktone Ltd., where she was Non-Executive Chairman from 2004-2008. She also served on the Board of Directors of China Construction Bank (CCB) from 2006-2011 and was reappointed as an independent director of CCB in August 2012 after a mandatory one-year hiatus.
We believe Ms. La Roche's qualifications to sit on our Board of Directors include her executive experience in financial services, particularly internationally, and her corporate governance experience from prior board service.

Lord Lang of Monkton	Director since 1997
Compensation Committee
Directors and Governance Committee
Executive Committee (Chair) Finance Committee

Lord Lang, age 72, began his career as an insurance broker. He was then a Member of the British Parliament from 1979 to 1997, when he was appointed to the House of Lords. He served in the Cabinet as President of the Board of Trade and Secretary of State for Trade and Industry from 1995 to 1997 and as Secretary of State for Scotland from 1990 to 1995. Lord Lang is a Non-Executive Director of Charlemagne Capital Ltd. Lord Lang is also Chairman of the Prime Minister's Advisory Committee on Business Appointments (UK). Former nonexecutive directorships include US Special Opportunities Trust plc, Thistle Mining Inc., General Accident plc, CGU plc and The Automobile Association (UK).
Lord Lang has been the independent chairman of the Board since 2011. We believe Lord Lang's qualifications to chair our Board of Directors include his relevant industry background as an insurance broker, his service on the boards of other companies, as well as his extensive experience in government, including responsibility for policy and the administration of regulatory and competition business practices and international trade negotiations.

Steven A. Mills	Director since 2011
Compensation Committee
Directors and Governance Committee

Mr. Mills, age 61, is the Senior Vice President & Group Executive, Software & Systems, of International Business Machines Corporation (IBM). Mr. Mills joined IBM in 1973 and has held various executive leadership positions in IBM since 1989. In 2000, he assumed the role of Senior Vice President and Group Executive, Software Group. In 2010, he was named to his current position. In this capacity, he is responsible for directing IBM's $40 billion product business. This includes over 100,000 employees spanning development, manufacturing, sales, marketing and support professions.
We believe Mr. Mills' qualifications to sit on our Board of Directors include his executive leadership and management experience, his technology expertise, his extensive international experience at IBM and his overall knowledge of global markets.

Bruce P. Nolop	Director since 2008
Audit Committee
Compliance and Risk Committee
Corporate Responsibility Committee
Finance Committee

Mr. Nolop, age 62, served as the Chief Financial Officer of E*Trade Financial Corporation from September 2008 through 2010 and retired from E*Trade on March 31, 2011. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008. From 1993 to 2000, he was a Managing Director of Wasserstein Perella & Co. Prior thereto, he was a Vice President with Goldman, Sachs & Co. from 1986 to 1993, and previously held positions with Kimberly-Clark Corporation and Morgan Stanley & Co.
We believe Mr. Nolop's qualifications to sit on our Board of Directors include his experience in financial accounting and corporate finance and his familiarity with internal financial controls and strategic transactions acquired through executive-level finance positions held in public companies and 18 years' experience as an investment banker.

Marc D. Oken	Director since 2006
Audit Committee (Chair)
Executive Committee
Finance Committee

Mr. Oken, age 66, is the Managing Partner of Falfurrias Capital Partners, a private equity firm. He was Chief Financial Officer of Bank of America Corporation from 2004 to 2005. Mr. Oken joined Bank of America in 1989 as Executive Vice President-Chief Accounting Officer, a position he held until 1998, when he became Executive Vice President-Principal Finance Executive. Mr. Oken is a former Director of Star Scientific, Inc. He is also a Director of Sonoco Products Company and Capital Bank Financial Corp.
We believe Mr. Oken's qualifications to sit on our Board of Directors and to chair the Audit Committee include his extensive experience with public and financial accounting matters for complex global organizations, as well as his executive leadership and management experience.

Morton O. Schapiro	Director since 2002
Compensation Committee
Directors and Governance Committee (Chair)
Executive Committee

Mr. Schapiro, age 59, has been President and Professor of Economics at Northwestern University since 2009. Prior to that, he was President and Professor at Williams College from 2000. Previous positions include Dean of the College of Letters, Arts and Sciences of the University of Southern California from 1994 to 2000, the University's Vice President for planning from 1999 to 2000, and Chair of its Department of Economics from 1991 to 1994.
We believe Mr. Schapiro's qualifications to sit on our Board of Directors and chair our Directors and Governance Committee include his experience in managing large and complex educational institutions, which provides the Board with a diverse approach to management, as well as his 32 years of experience as a professor of economics.

Adele Simmons	Director since 1978
Corporate Responsibility Committee (Chair)
Directors and Governance Committee

Mrs. Simmons, age 71, is Vice Chair of Metropolis Strategies and President of the Global Philanthropy Partnership. From 1989 to 1999, she was President of the John D. and Catherine T. MacArthur Foundation. Mrs. Simmons is a Member of the Boards of the Economic Club of Chicago, the Field Museum of Chicago, the Chicago Council on Global Affairs and the Union of Concerned Scientists.
We believe Ms. Simmons's qualifications to sit on our Board of Directors and to chair the Corporate Responsibility Committee include her extensive philanthropic and non-profit experience, which make her well suited to oversee the Company's responsibilities and activities as a corporate citizen.

Lloyd M. Yates	Director since 2011
Audit Committee
Compliance & Risk Committee
Corporate Responsibility Committee

Mr. Yates, age 52, is executive vice president of Regulated Utilities for Duke Energy. Previously, Mr. Yates served as executive vice president of Customer Operations for Duke Energy. Mr. Yates has more than 30 years of experience in the energy industry, including the areas of nuclear and fossil generation, and energy delivery. Before the merger between Duke Energy and Progress Energy in July 2012, Mr. Yates served as President and Chief Executive Officer for Progress Energy Carolinas. Yates joined Progress Energy predecessor, Carolina Power & Light, in 1998. Before joining Progress Energy, he worked for PECO Energy for 16 years in several line operations and management positions. Mr. Yates serves on several community-based and industry boards and also serves as a Director of WakeMed Health & Hospitals.
We believe Mr. Yates's qualifications to sit on our Board of Directors include the executive leadership and management experience he has acquired throughout his career at Progress Energy.

R. David Yost	Director since 2012
Compensation Committee
Corporate Responsibility Committee

Mr. Yost, age 65, was the President and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from 2001 until his retirement in 2011. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 2001, including Chairman, President and Chief Executive Officer from 1997 to 2001. Mr. Yost is a graduate of the U.S. Air Force Academy and was previously a Captain in the United States Air Force. Mr. Yost serves on the Board of Directors of Tyco International, ITT Exelis Inc. and Bank of America. Mr. Yost also serves on the US Air Force Academy Endowment Board.
We believe Mr. Yost's qualifications to sit on our Board of Directors include his extensive leadership experience gained as the chief executive of a large publicly traded company in the healthcare industry and as a director to other publicly traded companies.

STOCK OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS
The following table reflects the number of shares of our common stock, which each director and each named executive officer, as defined below in the Compensation Discussion and Analysis section beginning on page 30, has reported as beneficially owning or in which he or she otherwise has a pecuniary interest. The table also shows the number of shares beneficially owned or otherwise by all directors and executive officers of the Company as a group. These common stock holdings are as of February 28, 2013, except with respect to interests in the Company’s 401(k) Savings & Investment Plan and Supplemental Savings & Investment Plan, which are as of December 31, 2012. The table also includes the number of shares of common stock beneficially owned by persons known to the Company to own more than five percent of our outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1)
	Sole Voting and Investment Power	Other than Sole Voting and Investment Power (2)	Total
J. Michael Bischoff	5,192	108,796	113,988
Zachary W. Carter	27,483	—	27,483
Brian Duperreault (3)	15,242	3,658,459	3,673,701
Oscar Fanjul	65,627	—	65,627
Daniel S. Glaser	169,005	1,595,975	1,764,980
H. Edward Hanway	11,589	—	11,589
Lord Lang	18,842	17,951	36,793
Elaine La Roche	3,759	—	3,759
Steven A. Mills	9,163	—	9,163
Bruce P. Nolop	21,497	—	21,497
Marc D. Oken	33,149	2,325	35,474
Julio A. Portalatin	2,202	74,847	77,049
Morton O. Schapiro	—	44,477	44,477
Adele Simmons	81,208	59,749	140,957
Vanessa A. Wittman (3)	22,314	—	22,314
Lloyd M. Yates	7,006	—	7,006
R. David Yost	18,759	—	18,759
Peter Zaffino	69,048	622,350	691,398
All directors and executive officers as a group (4)	882,694	8,983,613	9,866,307

Name	Aggregate Amount Beneficially Owned	Percentage of Stock Outstanding as of December 31, 2012
Wellington Management Company, LLP (5)	47,523,428	8.73%
280 Congress Street
Boston, MA 02210
PRIMECAP Management Company (6)	31,612,388	5.81%
225 South Lake Ave., #400
Pasadena, CA 91101
T. Rowe Price Associates, Inc. (7)	28,875,216	5.3%
100 E. Pratt Street
Baltimore, MD 21202

(1)
No director or named executive officer beneficially owned more than 1% of the Company’s outstanding common stock, and all directors and executive officers as a group beneficially owned approximately 1.8% of the Company’s outstanding common stock.

(2)
This column includes shares of the Company’s common stock: (i) held in the form of shares of restricted stock; (ii) held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed; and/or (iii) that represent the individual’s interests in the Company’s 401(k) Savings & Investment Plan.

This column also includes:

•
Marsh & McLennan Companies common stock or stock units subject to issuance in the future with respect to the Directors’ Stock Compensation Plan or the Supplemental Savings & Investment Plan, and restricted stock units in the following aggregate amounts: Mr. Bischoff, 55,745 shares; Mr. Duperreault, 138,991 shares; Mr. Glaser, 125,061 shares; Mr. Portalatin, 38,630 shares; Mr. Schapiro, 44,477 shares; Ms. Simmons, 59,749 shares; Mr. Zaffino, 77,991 shares; and all directors and executive officers as a group, 692,610 shares; and

•
Shares of Marsh & McLennan Companies common stock which may be acquired on or before April 30, 2013 through the exercise of stock options as follows: Mr. Bischoff, stock options totaling 53,049 shares (of which 6,500 options were exercised on March 4, 2013); Mr. Duperreault, stock options totaling 3,519,368 shares; Mr. Glaser, stock options totaling 1,470,914 shares; Mr. Portalatin, stock options totaling 36,217 shares; Mr. Zaffino, stock options totaling 543,233 shares; and all directors and executive officers as a group, stock options totaling 8,220,532 shares.

(3)
The common stock holdings of Mr. Duperreault and Ms. Wittman are as of their respective last dates of employment with MMC. All of Ms. Wittman's outstanding equity-based awards were forfeited upon her resignation in March 2012.

(4)	This group includes the individuals listed in this table, plus seven additional executive officers.

(5)
Based on a review of Amendment No. 4 to the Schedule 13G Information Statement filed on February 14, 2013 by Wellington Management Company, LLP. The Schedule 13G discloses that Wellington Management in its capacity as investment adviser had shared voting power as to 16,851,594 shares and shared dispositive power as to 47,523,428 shares.

(6)
Based on a review of Amendment No. 4 to the Schedule 13G Information Statement filed on February 14, 2013 by PRIMECAP Management Company. The Schedule 13G discloses that PRIMECAP in its capacity as investment adviser had sole voting power as to 10,027,618 shares and sole dispositive power as to 31,612,388 shares.

(7)
Based on a review of Amendment No. 2 to the Schedule 13G Information Statement filed on February 6, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”). The Schedule 13G discloses that Price Associates in its capacity as investment adviser had sole voting power as to 10,989,555 shares and sole dispositive power as to 28,875,216 shares.

ITEM 2

ADVISORY (NONBINDING) VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) gives our stockholders the opportunity to vote, on a nonbinding basis, on the compensation of the Company's named executive officers, as disclosed in this proxy statement in accordance with the disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth herein.
This proposal, commonly known as a "say-on-pay" proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
This advisory vote on executive compensation is not binding on our Board of Directors or the Compensation Committee of the Board. However, the Board and the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. We will include this advisory vote on an annual basis at least until the next advisory vote on the frequency of say-on-pay votes (no later than our 2017 Annual Meeting of Stockholders).
As described in the Compensation Discussion and Analysis, our executive compensation policies and programs are designed to attract and retain the most highly qualified and capable professionals while motivating them to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders. Our compensation philosophy emphasizes variable compensation that is linked with key corporate priorities, tangible financial and strategic results and stockholder returns.

2012 Financial Performance
For the third consecutive year, the Company delivered growth in revenue and profitability across our four operating companies, while limiting underlying expense growth.

•
For 2012, we achieved 13.7% growth in consolidated adjusted underlying net operating income (“core NOI growth”), which exceeded our stated target of 10% growth over the long term. Core NOI growth is the year-over-year change of consolidated net operating income calculated in accordance with GAAP, adjusted for "noteworthy items" as shown in Exhibit A to this proxy statement (adjusted operating income) and adjusted further for the impact of acquisitions and dispositions and currency exchange rate fluctuations.

•
The strength of our financial performance is reflected in our total return to stockholders which was 12.0% for 2012 and 8.9% on an annualized basis for the five-year period from December 31, 2007 to December 31, 2012 (versus 1.7% for the S&P 500® index).

Our performance is discussed in more detail under "2012 Financial Performance" on page 30.

2012 Stockholder Advisory Vote on Named Executive Officer Compensation
We actively engaged with several of our large institutional stockholders and major proxy advisory firms to discuss the results of our 2012 say-on-pay vote and learn potential areas for improvement. Discussions concerning our executive compensation philosophy, policies and practices were generally favorable, with feedback on our equity-based compensation practices and the alignment of our compensation decisions with our overall financial and operational performance.
Over the past three years, the Compensation Committee has enhanced the design and operation of our executive compensation program based on its own evaluation of the program's effectiveness and alignment with our long-term strategic and operational objectives and feedback received from several of our large institutional stockholders and major proxy advisory firms. This feedback has both preceded and followed our implementation of an annual say-on-pay vote in 2011. We describe the modifications to our executive compensation program over this period in the table under "2012 Stockholder Advisory Vote on Named Executive Officer Compensation" on page 33. These modifications include revisions to our long-

term incentive program, which have significantly reduced our equity run rate, as shown in the chart on page 34 under "Equity Use.”
Actions taken in 2012 include:

•
The revision of the long-term incentive program for employees below the senior executive level (and their direct reports) to make all long-term incentive compensation payable in cash, thereby reducing the aggregate amount of our equity-based awards by approximately $58 million (as measured by the grant date fair value), as compared to the equity-based awards that would have been granted in 2013 absent this revision. This long-term incentive program modification became effective with awards granted in February 2013.

•
The establishment of a new incentive compensation framework for our senior executives that strengthens the link between performance and rewards. This new incentive compensation framework became effective with the 2013 performance year and long-term incentive awards granted in February 2013.

The Compensation Committee is committed to continued engagement between the Company and stockholders and major proxy advisory firms to understand their views concerning our executive compensation philosophy, policies and practices.

Highlights of Executive Compensation Program
Our executive compensation program is supported by policies and practices that we have implemented in recent years to strengthen the alignment of our executive compensation arrangements with the interests of our stockholders. We discuss our executive compensation policies and programs under "Compensation Policies and Practices Highlights" on page 33 and "Risk and Reward Features of Executive Compensation Corporate Governance Policies" on page 35.

Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Marsh & McLennan Companies approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Company's 2013 annual meeting proxy statement.
The Board of Directors recommends that you vote FOR the advisory (nonbinding) vote approving executive compensation.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
The following is a discussion and analysis of our compensation program for our senior executives, focusing on our key compensation principles, policies and practices. This section describes the 2012 compensation decisions with respect to the individuals who served during 2012 as our president and chief executive officer, our chief financial officer, and our other three most highly-compensated executive officers as of December 31, 2012, as listed below. These individuals are included in the 2012 Summary Compensation Table on page 52.

Name	Title
Mr. Brian Duperreault	President and Chief Executive Officer (our “CEO”)
Mr. J. Michael Bischoff	Chief Financial Officer
Mr. Daniel S. Glaser	Group President and Chief Operating Officer
Mr. Peter Zaffino	Chief Executive Officer of Marsh
Mr. Julio A. Portalatin	Chief Executive Officer of Mercer
Ms. Vanessa A. Wittman	Former Chief Financial Officer

We refer to these individuals collectively in this Compensation Discussion and Analysis as our “named executive officers.” When we refer to our “senior executives,” we mean the 12 members of our executive committee as of December 31, 2012, which consists of our CEO, the chief executive officers of our operating companies and certain leaders of our corporate staff. Our named executive officers are included in our “senior executives” group. Background information regarding our current senior executives is provided on our website at www.mmc.com/about/board.php#eo.
EXECUTIVE SUMMARY

Marsh & McLennan Companies is a global professional services company providing advice and solutions in the areas of risk, strategy and human capital. Our 54,000 employees worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. We serve a diverse range of clients and operate across two distinct business segments: (i) risk and insurance services and (ii) consulting. As a professional services firm, our product is the expertise and capabilities of our employees. Our long-term success depends on their skill, integrity and dedication. To achieve our business objectives, we have designed our executive compensation program to attract, motivate and retain highly talented individuals to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders.
Our Compensation Guiding Principles
Our executive compensation program is governed by four guiding principles:

•	Align with stockholder value creation with a focus on balancing risk and reward in compensation programs, policies and practices;

•
Support a strong performance culture through accountability-driven variable compensation, with consistency in performance expectations across operating companies and the ability to differentiate across businesses and among individuals based upon actual results;

•	Set target compensation at competitive levels in markets where we operate, with flexibility to recognize different business models and markets for talent; and

•	Maximize employees' perceived value of our programs through transparent processes and communication.
2012 Financial Performance
We produced strong financial results in 2012 despite continued economic headwinds, significant uncertainty relating to the global macroeconomic environment, a continued "soft" insurance market and a low interest rate environment.
In 2012, we grew underlying revenue in both of our principal business segments, while limiting underlying expense growth. ("Underlying revenue" measures the change in revenue adjusted for the impact of currency exchange rate fluctuations and excluding the impact of certain items such as acquisitions, dispositions and transfers among businesses.) As a result, for 2012, we achieved 13.7% growth in consolidated adjusted underlying net operating income (“core NOI growth”), which exceeded our stated target of 10% growth over the long term. (See “Description of Performance Stock Units” on page 42 for the definition of "core NOI growth.") All four of our operating companies produced underlying revenue growth under difficult economic conditions.
The strength of our financial performance over the past five years, including 2012, is reflected in our total return to stockholders. Our annualized total stockholder return for this five-year period is shown in the table below. The chart below shows the value of $100 invested in our common stock versus the same amount invested in the S&P 500® index for the five-year period, from December 31, 2007 to December 31, 2012. This period corresponds to Mr. Duperreault's tenure and reflects his multi-year efforts to develop and communicate a strategic direction for the Company and execute successfully on this strategy.

	Annualized Total Stockholder Return*
	5 Years	4 Years	3 Years	2 Years	1 Year
Marsh & McLennan Companies, Inc.	8.9%	12.8%	19.6%	15.5%	12.0%
S&P 500® index	1.7%	14.6%	10.9%	8.8%	16.0%

* For period ending December 31, 2012

Value of $100 Investment
from December 31, 2007 to December 31, 2012
Marsh & McLennan Companies, Inc.
S&P 500®
$170
$150
$130
$110
$90
$70
$50
$100
$94
$89
$115
$136
$153
$63
$80
$92
$94
$109
12/31/2007
12/31/2008
12/31/2009
12/31/2010
12/31/2011
12/31/2012

2012 Strategic and Operational Performance
In addition to delivering growth in revenue and profitability across our four operating companies for the third consecutive year, in 2012 we continued to execute on our long-term strategy to establish ourselves as an elite global growth company. At the core of this strategy are four pillars that are designed to create exceptional value and superior returns for our stockholders:

•	Produce long-term growth in revenue and earnings: A top priority is sustained profitable growth.

•	Maintain low capital requirements: We seek to grow revenue organically and through acquisitions; however, we will not acquire or develop businesses that require significant capital investments.

•	Generate high levels of cash: We seek to maintain earnings quality and to generate significant cash to fund acquisitions, investments and dividends.

•	Manage risk intelligently: We continue to focus on managing operational risk.
Highlights for 2012 include:

•	Our adjusted earnings per share (as measured for purposes of executive compensation) increased 15.1%, reflecting growth in underlying revenue and improvement in adjusted operating margin. (See

"Financial Performance Objectives" on page 40 for the definition of "adjusted earnings per share (as measured for purposes of executive compensation).")

•
We used cash to repurchase approximately 6.9 million shares of our common stock for total consideration of approximately $230 million. In addition, we increased our quarterly dividend by 4.5% to $0.23 per share.

•
Over the past five years, we have evolved in how we approach risk management within our firm, moving from an emphasis on risk reduction and avoidance to best-in-class, intelligent management of risk. We have developed a culture of risk mindfulness among colleagues, supported by our Code of Conduct, The Greater Good, which serves as the foundation for that culture and establishes the non-negotiable standards that apply to all employees.

2012 Senior Management Changes

The table below summarizes the position changes for our named executive officers that were either undertaken or announced during 2012.

Title	As of January 1, 2012	As of January 1, 2013
President and Chief Executive Officer	Mr. Brian Duperreault	Mr. Daniel S. Glaser
Group President and Chief Operating Officer	Mr. Daniel S. Glaser	NA
Chief Financial Officer	Ms. Vanessa A. Wittman	Mr. J. Michael Bischoff
Chief Executive Officer of Mercer	Mr. Daniel S. Glaser (interim)	Mr. Julio A. Portalatin

Chief Executive Officer Transition as of January 1, 2013. Mr. Duperreault retired as our President and Chief Executive Officer, effective at the end of 2012. At that time, Mr. Glaser, who served as our Group President and Chief Operating Officer during 2012, was appointed our President and Chief Executive Officer, effective January 1, 2013. Mr. Glaser's appointment was the result of a comprehensive succession process conducted by the Board of Directors. This process enabled us to identify and appoint an internal successor and facilitate a smooth transition.

New Chief Financial Officer. In March 2012, Ms. Wittman resigned her position as our Chief Financial Officer to accept a position with another corporation. Effective upon her departure, Mr. Bischoff, our then-Vice President, Corporate Finance, assumed the role of principal financial officer on an interim basis. On September 4, 2012, Mr. Bischoff was appointed our Chief Financial Officer.

New Chief Executive Officer of Mercer. In February 2012, Mr. Portalatin was hired as the President and Chief Executive Officer of Mercer.

The compensation actions and decisions associated with these senior management changes are discussed in “Senior Management Compensation Actions and Decisions” on page 45.

2012 Executive Compensation Actions and Decisions

Consistent with our compensation philosophy, the Compensation Committee took the following compensation actions with respect to our named executive officers:

•	Base Salary. Maintained base salaries at their 2011 levels, except in the case of Mr. Bischoff, whose salary was increased in connection with his appointment as our Chief Financial Officer;

•	Annual Bonus. Made an annual bonus award of $5,000,000 to Mr. Duperreault and awards that ranged from $1,300,000 to $3,900,000 to our other named executive officers; and

•
Long-Term Incentive. Made a long-term incentive award with a grant date fair value of $7,800,000 to Mr. Glaser and awards with grant date fair values that ranged from $1,000,000 to $3,250,000 to our other named executive officers. In view of his retirement, Mr. Duperreault did not receive a long-term incentive award in February 2013.

The Compensation Committee, in consultation with the Directors and Governance Committee, oversaw the successful succession and transition to a new Chief Executive Officer as well as other senior executive organizational changes. The Compensation Committee established Mr. Glaser's compensation (including his target incentives) in connection with his appointment as our President and Chief Executive Officer, effective as of January 1, 2013.

In addition, the Compensation Committee directed its compensation consultant to work with management over the course of 2012 to analyze our incentive compensation framework for senior executives and develop recommendations with respect to potentially improving the framework. In early 2013, a new incentive compensation framework was established for our senior executives that strengthens the link between performance and rewards, as discussed in “2013 Incentive Compensation Framework” on page 47.

Compensation Policies and Practices Highlights
Our executive compensation program is supported by several policies and practices that we have implemented in recent years to strengthen the alignment of our executive compensation arrangements with the interests of our stockholders, including the following:

•
Simplified Employment Letters. The terms and conditions of employment for our senior executives are set forth in simplified employment letters rather than employment agreements. These arrangements are discussed in “Employment Arrangements” on page 55.

•
Limited Severance Arrangements. We have reduced the severance protections for our senior executives, including Mr. Glaser, our new President and Chief Executive Officer, to a uniform level equal to his or her base salary and three-year average bonus (a 1x multiple). These arrangements are discussed in “Severance Arrangements” on page 48.

•
Performance-Based Long-Term Incentives. The long-term incentive compensation of our senior executives is delivered predominantly in stock options and performance stock unit awards, the value of which is contingent on stock price appreciation or achieving specific Company financial objectives, as discussed in “Annual Long-Term Incentive Compensation” on page 42.

•
Compensation-Related Risk Oversight. We maintain policies and practices designed to encourage an appropriate level of risk-taking but which do not encourage our senior executives to take excessive or unnecessary risks. We also maintain a "clawback" policy and policies against hedging and pledging Company stock. These policies and practices are discussed in “Risk and Reward Features of Executive Compensation Corporate Governance Policies” on page 35.

2012 Stockholder Advisory Vote on Named Executive Officer Compensation

We held an advisory (nonbinding) vote with respect to the compensation of our named executive officers (a “say-on-pay” vote) at our Annual Meeting of Stockholders in May 2012, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Approximately 80% of the votes cast on the say-on-pay proposal were voted in favor of our executive compensation policies and practices. These results represented an increase of 12 percentage points in the proportion of votes cast in favor of our executive compensation program as compared with our 2011 say-on-pay voting result of 68%.

Following our 2012 Annual Meeting of Stockholders, we actively engaged with several of our large institutional stockholders and major proxy advisory firms to discuss the results of our 2012 say-on-pay vote and learn potential areas for improvement. Discussions concerning our executive compensation philosophy, policies and practices were generally favorable, with feedback on our equity-based compensation practices and the alignment of our compensation decisions with our overall financial and operational performance.

Over the past three years, the Compensation Committee has enhanced the design and operation of our executive compensation program based on its own evaluation of the program's effectiveness and alignment with our long-term strategic and operational objectives and feedback received from several of our large institutional stockholders and major proxy advisory firms. This feedback has both preceded and followed our implementation of an annual say-on-pay vote in 2011. The modifications to our executive compensation program over this period are described in the following table:

Year of Compensation Committee Action	Executive Compensation Program Modification	Implementation
2010
• Replaced a portion of the long-term incentive awards previously granted in the form of stock options (25%) to our senior executives and their direct reports with performance stock unit awards.

• Introduced performance stock unit awards linked to core net operating income growth against our stated goal of 10% growth over the long term.
Enhancements became effective with long-term incentive awards granted in February 2011.
2011
• Revised the long-term incentive program for employees below the senior executive level (and their direct reports) to make half of long-term incentive compensation payable in cash, thereby reducing the aggregate amount of our equity-based awards by approximately $66 million or one-third (as measured by the grant date fair value), as compared to the equity-based awards that would have been granted in 2012 absent this revision.
Modification became effective with long-term incentive awards granted in February 2012.
2012
• Revised the long-term incentive program for employees below the senior executive level (and their direct reports) to make all long-term incentive compensation payable in cash, thereby reducing the aggregate amount of our equity-based awards by approximately $58 million (as measured by the grant date fair value) as compared to the equity-based awards that would have been granted in 2013 absent this revision.

• Established a new incentive compensation framework for our senior executives that strengthens the link between performance and rewards.

Modification became effective with long-term incentive awards granted in February 2013.

New incentive compensation framework became effective with 2013 performance year and long-term incentive awards granted in February 2013.

The Compensation Committee is committed to continued engagement between the Company and stockholders and major proxy advisory firms to understand their views concerning our executive compensation philosophy, policies and practices.

Equity Use

The long-term incentive program revisions described in the preceding table have significantly reduced our equity run rate. The following chart shows our equity run rate for the past four years (2009 through 2012), and for the period from January 1 through February 28, 2013. The equity run rate for the 2013 period includes the annual long-term incentive awards granted on February 25, 2013, which reflect our revised long-term incentive program design.

For purposes of the chart, “equity run rate” for the year shown is defined as the number of shares of our common stock underlying equity-based awards granted plus the number of shares of our common stock underlying equity-based awards assumed upon an acquisition (if any), divided by the weighted average number of shares of our common stock outstanding, each for that year.

In addition to taking affirmative steps to meaningfully reduce our equity run rate, since 2010, we have purchased 22 million shares of our common stock for almost $700 million, in accordance with the $1 billion stock repurchase plan authorized by the Board of Directors.
RISK AND REWARD FEATURES OF EXECUTIVE COMPENSATION CORPORATE GOVERNANCE POLICIES
The Compensation Committee strives to maintain an appropriate balance between risk and reward in support of our overall business strategy. Our executive compensation principles, policies and practices are designed to encourage an appropriate level of risk-taking but not to encourage our senior executives to take excessive or unnecessary risks. To achieve this balance, we maintain the following policies and practices:

•
Emphasis on Total Compensation. The mix of base salary, annual bonus opportunity and long-term incentive award places appropriate balance on both the shorter-term and longer-term aspects of the senior executive's responsibilities and performance, without undue emphasis on any single element of compensation.

•
Annual Bonus Program. Awards to senior executives are made based on both financial performance measures, which relate to fiscal-year performance, and strategic performance objectives, which may relate to longer-term and qualitative objectives. All bonus decisions relating to senior executives are made by the Compensation Committee. In addition, bonus awards are individually determined and are limited to a maximum of 200% of pre-established target levels. We do not guarantee annual bonuses for senior executives, except in special situations such as the initial bonus award after a senior executive's hire if the guarantee is deemed necessary to attract a candidate to join us.

•
Annual Long-Term Incentive Program. Equity-based awards to senior executives are made annually on a discretionary basis taking into account each individual's past and expected future contributions. Awards are made in a combination of stock options, restricted stock units and performance stock units to align the interests of the senior executives with stockholders and to focus them on increasing our stock price. Performance stock unit awards will be earned based on our achievement of a specified financial performance objective as determined by the Compensation Committee over a three-year period, as discussed in “Description of Performance Stock Units” on page 42.

•
Multi-Year Vesting Provisions for Equity-Based Awards. All equity-based awards have multi-year vesting requirements with complete forfeiture of unvested awards upon a voluntary termination of employment by a senior executive (other than by reason of retirement) or termination of employment for cause.

•	“Double-Trigger” Vesting of Equity-Based Awards Upon a Change in Control. All of the equity-based awards granted to our senior executives are subject to a “double-trigger” vesting provision.

Under this provision, a change in control of the Company by itself will not result in the immediate vesting of a senior executive's equity-based awards, so long as the award is assumed or replaced on equivalent terms. In that case, vesting continues pursuant to the award's original vesting schedule and will be accelerated only if the Company terminates the senior executive's employment without “cause” or the senior executive resigns for “good reason” during the 24 month period following the change in control.

•
Required Executive Stock Ownership. Senior executives are required to acquire and hold shares of our common stock or stock units from equity-based awards with a value at least equal to a specified multiple of their base salary, as discussed more fully in “Stock Ownership Guidelines” on page 49.

•
Prohibition Against Speculative Activities, Hedging or Pledging of Company Stock. We prohibit our employees from engaging in speculative or hedging activities (including short sales, purchases or sales of puts or calls and trading on a short-term basis) in our common stock. Our senior executives must obtain approval from our legal department before pledging our securities as collateral for a loan or otherwise.

•
“Clawback” Policies. We may, to the extent permitted by applicable law, cancel or require reimbursement of any annual bonus awards received by a senior executive if and to the extent that: (i) the amount of the award was based on the achievement of specified consolidated and/or operating company financial results, and we subsequently restate those financial results; (ii) in the Compensation Committee's judgment, the senior executive engaged in intentional misconduct that contributed to the need for the restatement; and (iii) the senior executive's award would have been lower if the financial results in question had been properly reported. In such a case, we will seek to recover from the senior executive the amount by which the actual annual bonus award paid for the relevant period exceeded the amount that would have been paid based on the restated financial results. The policy provides that we will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed. Also, our 2011 Incentive and Stock Award Plan allows us to “claw back” outstanding or already settled equity-based awards.

•
Cap on Executive Severance Payments. As noted previously, we have reduced severance protections for our senior executives to a uniform level equal to the executive's base salary and three-year average bonus (a "1x multiple"). These arrangements are discussed more fully in “Severance Arrangements” on page 48. In addition, we will not enter into a severance agreement with a senior executive that provides for any cash severance payment that exceeds 2.99 times his or her base salary and three-year average annual bonus award without stockholder approval.

In light of the above, and management's analysis of the incentive compensation programs covering our general employee population, we believe our compensation policies and practices do not encourage excessive or inappropriate risk-taking and that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION DESIGN AND PROCESS

Design Considerations

Our executive compensation program is designed to attract and retain the most highly qualified and capable professionals while motivating them to lead the Company and our diverse businesses in ways that promote the long-term interests of our stockholders. We use an integrated compensation framework that is intended to allocate total direct compensation between fixed and variable compensation elements as follows.

Compensation Element	Fixed/Variable	Form of Award
Base salary	Fixed	Cash
Annual bonus	Variable	Cash
Annual long-term incentive award	Variable	Equity-based

Our compensation philosophy emphasizes variable compensation that is linked to key corporate priorities, tangible financial and strategic results and stockholder returns. In 2012, 91% of the target total direct compensation (i.e., the sum of base salary, annual bonus and annual long-term incentive compensation) for

Mr. Duperreault and 78% of the target total direct compensation for our other senior executives was in the form of variable compensation.
As a result, a significant portion of our senior executives' actual total direct compensation may vary based on their achievements against pre-established, quantifiable financial performance objectives and individual strategic performance objectives. In addition, because a significant portion of variable compensation is delivered in the form of equity-based awards, the value ultimately realized by our senior executives from these awards depends on stockholder value creation as measured by the future performance of our common stock.

While the Compensation Committee recognizes that elements of compensation may be interrelated, it does not require or assume any fixed relationship among the various elements of compensation within the total direct compensation framework or between the compensation of our CEO and that of any other senior executive. In addition, pension accruals and amounts realized or realizable under prior equity-based awards did not affect the Compensation Committee's compensation decisions for 2012.

Decision-Making Process
The Compensation Committee takes a total compensation approach in setting the pay of our senior executives and makes decisions regarding base salary, annual bonuses and long-term incentive awards in February of each year. This approach enables the Compensation Committee to evaluate performance on a consistent basis each year and to consider the appropriate level of fixed and variable compensation within each senior executive's total compensation package. The Compensation Committee's decisions are subject to existing contractual commitments, if any, with individual senior executives.

The Compensation Committee considers the recommendations of our CEO (except in the case of his own compensation). In view of our chief executive officer transition, Mr. Glaser participated with Mr. Duperreault in the development of compensation recommendations for decisions made in February 2012 and 2013 (except in the case of his own compensation).

Competitiveness of Pay
The Compensation Committee reviews market data periodically with the objective of understanding the competitiveness of our executive compensation program and each senior executive's total direct compensation and pay mix, taking into account the individual's role, responsibilities and performance. In furtherance of this objective, in 2012, the Compensation Committee reviewed competitive compensation analyses drawn from two perspectives:

•	executive compensation data disclosed in proxy statements filed by individually selected direct competitors of the Company and our operating companies, as appropriate; and

•	executive compensation data from two subsets of S&P 500® companies, representing the financial services and general industry sectors.
We believe competitive analyses from these different perspectives enable us to understand the market for executive talent in a comprehensive manner, recognizing that the Company is diverse on an enterprise-wide basis and competes in different businesses on an operating company basis.
The Compensation Committee uses market-based executive compensation data as a “market check” only. The compensation levels for our senior executives are not set to correspond to a specific level of market competitiveness. The Compensation Committee exercises significant discretion and judgment in determining individual compensation levels based on its overall understanding of the labor market for senior executives, the specific needs of the Company and each of our businesses and each senior executive's individual circumstances.
Direct Competitors
In 2012, the Compensation Committee reviewed the executive compensation data disclosed in the proxy statements filed by individual companies that we consider to be our direct competitors based on select criteria, including primary business lines, company size and talent pool. The Compensation Committee refers to this information to develop an overall understanding of the market competitiveness of our executive compensation program and individual compensation levels for our senior executives who are named executive officers.
The companies that comprised the market reference group of direct competitors for the Company and our operating companies, excluding Oliver Wyman because its primary competitors are privately held companies, were as follows:

Marsh & McLennan Companies, Inc. Reference Group
Aon Corporation

Individual Operating Company Reference Groups
Marsh Inc.	Aon Risk Services (1) Arthur J. Gallagher & Co. Brown & Brown, Inc. Willis Group Holdings Limited
Guy Carpenter & Company, LLC	Aon Benfield (1) Willis Re (2)
Mercer Inc.	Aon Hewitt (1) Towers Watson & Co.

1.    A division of Aon Corporation
2.    A division of Willis Group Holdings Limited

Financial Services and General Industry Surveys
The Compensation Committee also reviewed executive compensation data based on two subsets of S&P 500® companies that participated in a 2012 executive compensation survey conducted by Towers Watson & Co., a compensation consulting firm. The first subset included financial services companies; the second subset included companies across industries. Both subsets were refined so that the median revenue and market capitalization of each subset approximated our revenue and market capitalization. For more information, please refer to Exhibit B. The operating company CEO comparisons were based on subsidiaries or divisions of all companies that participated in the survey (instead of only S&P 500® companies) so as to have a significant sample size for these particular comparisons.

EXECUTIVE COMPENSATION ELEMENTS
The principal elements of our executive compensation program are base salary, annual bonuses and annual long-term incentive awards. The Compensation Committee believes that each compensation element, and all of these elements combined, are important to maintain a competitive executive compensation program for our senior executives.

Base Salary
Base salary is intended to provide a fixed level of compensation that is appropriate given a senior executive's role in the organization, his or her skills and experience, the competitive market for his or her position and internal equity considerations. In general, a senior executive's base salary is increased or decreased when the Compensation Committee determines that an adjustment is appropriate or necessary to reflect a change in his or her responsibilities, growth in his or her job, changing market conditions or internal equity considerations.
The Compensation Committee did not adjust the base salaries of our named executive officers during 2012, except in the case of Mr. Bischoff in connection with his senior executive appointment in September 2012, as discussed in “Senior Management Compensation Actions and Decisions” on page 45. Mr. Portalatin's base salary was set in connection with his employment letter to join the Company in February 2012.
The base salaries paid to our named executive officers in 2012 are disclosed in the “Salary” column of the 2012 Summary Compensation Table on page 52.
Annual Bonuses
Our annual bonus program is intended to link the cash incentive compensation of our senior executives to (i) our financial performance and (ii) their achievement of pre-established individual strategic objectives. The Compensation Committee believes that annual bonus awards should be determined primarily based on the achievement of objective, measurable financial results and the quality of how those results are achieved. The Compensation Committee also recognizes that individual executive performance should be measured by factors other than just the short-term financial performance of the Company or our operating companies. This strategic component rewards achievement toward medium-term and long-term strategic priorities and is intended to complement our annual long-term incentive compensation program. After the end of the year, each named executive officer's performance was assessed by the Compensation Committee, together with Mr. Duperreault and Mr. Glaser (other than with respect to the assessment of themselves).
A senior executive's target annual bonus opportunity is set forth in his or her employment letter and is adjusted when the Compensation Committee determines it is appropriate or necessary to reflect a change in his or her responsibilities, growth in his or her job, changing market conditions or internal equity considerations. The target annual bonus opportunities for our named executive officers in 2012 are disclosed in “Bonus Award Determinations” on page 41.
The Compensation Committee set Mr. Portalatin's target bonus opportunity at $1,500,000 in connection with his employment letter to join the Company in February 2012 and set Mr. Bischoff's target bonus opportunity at $1,250,000 in connection with his senior executive appointment in September 2012, as discussed in “Senior Management Compensation Actions and Decisions” on page 45.
The Compensation Committee did not adjust the target bonus opportunities for our other named executive officers during 2012.

For decisions relating to 2012 performance, the Compensation Committee used the framework discussed below, and exercised significant discretion within this framework, for setting and evaluating the performance of our named executive officers for purposes of determining their annual bonuses.

In connection with the Compensation Committee's review and analysis of recommendations from its compensation consultant, the Compensation Committee has made revisions to the framework that will be implemented starting in 2013, as discussed in “2013 Incentive Compensation Framework” on page 47.

Financial Performance Objectives
With respect to the financial component of our annual bonus program, the Compensation Committee selected the following financial measures for our corporate and operating company senior executives for 2012:

Senior Executive	Weighting	Measure	Description
Company CEO, Group President & COO and other corporate senior executives	60%	Earnings per share
"Adjusted earnings per share (as measured for purposes of executive compensation)" is earnings per share from continuing operations calculated in accordance with accounting principles generally accepted in the U.S. ("GAAP"), adjusted for the impact of "noteworthy items" as shown in Exhibit A to this proxy statement (adjusted diluted EPS), and adjusted further for the variation between actual and budgeted results for Marsh & McLennan Risk Capital Holdings, Ltd., the legal entity through which the Company owns interests in private equity funds and other investments.

Operating company chief executive officers	50%	Operating company pre-bonus net operating income
Pre-bonus net operating income calculated in accordance with GAAP, adjusted for the annual bonus pool expense, the impact of currency exchange rate fluctuations, acquisitions and dispositions, and "noteworthy items" identified in Exhibit A to this proxy statement.

	25%	Operating company operating revenue
Operating revenue calculated in accordance with GAAP, adjusted for the impact of currency exchange rate fluctuations, acquisitions and dispositions, and "noteworthy items" identified in Exhibit A to this proxy statement.

These performance measures were selected to align with our 2012 objective of driving revenue and earnings growth across the Company. These performance measures were adjusted for the impact of the items identified in the table above to focus the measures on core operating performance.
The financial component of our annual bonus program accounts for 60% of the annual bonus opportunity for our corporate senior executives and 75% of the annual bonus opportunity for our operating company senior executives.
For purposes of the annual bonus awards, target levels for the performance measures were approved in early 2012. For each financial performance measure, the Compensation Committee established a performance target with a payout range of 0% to 200% of target based on actual performance.
Individual Strategic Performance Objectives
The strategic component of our annual bonus program accounts for 40% of the annual bonus opportunity for our corporate senior executives and 25% of the annual bonus opportunity for our operating company senior executives. In early 2012, the Compensation Committee approved strategic objectives for each named executive officer relating to risk management, operational excellence and human capital upon which to evaluate his or her performance. For the strategic performance objectives, the Compensation Committee exercised its discretion to determine the payout within a potential payout range of 0% to 200% of target based on achievement of the objectives that were established for each named executive officer.
Exercise of Discretion
Over the past few years, including for 2012, the Compensation Committee has exercised discretion within formulaic program parameters in making annual bonus determinations for our senior executives. In addition to achievement against objectives (as discussed above), the Compensation Committee also considered the senior executive's current-year performance and bonus opportunity vis-à-vis his or her prior-year performance and bonus award, the senior executive's compensation relative to that of his or her peers at direct competitors and the senior executive's total direct compensation. The application of discretion has helped reward performance appropriately on a year-to-year basis and also on an internal equity basis across senior executives.

Summary of Financial Performance Results

Name	Measure	Target Performance (Growth %)	Measured Performance (Growth %)
Mr. Duperreault	Company earnings per share	11.3%	15.1%
Mr. Bischoff
Mr. Glaser
Mr. Zaffino	Marsh pre-bonus net operating income	9.8%	12.2%
	Marsh operating revenue	4.3%	4.3%
Mr. Portalatin	Mercer pre-bonus net operating income	11.2%	15.7%
	Mercer operating revenue	4.0%	3.8%

Bonus Award Determinations
The Compensation Committee determined the 2012 annual bonus awards for our named executive officers consistent with its assessment of performance against the financial and individual strategic objectives described above, applying its discretion as deemed appropriate. The annual bonuses for 2012 and 2011 are shown in the table below. Amounts are not disclosed for Messrs. Bischoff and Portalatin for 2011 because they were not named executive officers at any time during 2011.

		Actual Bonus
Name	2012 Target Bonus	2011	2012	Change
Mr. Duperreault	$3,000,000	$4,650,000	$5,000,000	7.5%
Mr. Bischoff	1,250,000	NA	1,300,000	NA
Mr. Glaser	2,250,000	3,700,000	3,900,000	5.4%
Mr. Zaffino	1,800,000	2,750,000	2,850,000	3.6%
Mr. Portalatin	1,500,000	NA	2,100,000	NA

Mr. Duperreault's Annual Bonus Award Determination. Mr. Duperreault's 2012 annual bonus award was $5,000,000, a 7.5% increase from his 2011 bonus. In making this bonus determination, the Compensation Committee took into consideration the following factors:

•	Our strong 2012 financial performance as measured by 2012 earnings per share results and our revenue growth and increased profitability across both of our business segments;

•	Mr. Duperreault's leadership in strategically positioning us for future growth; and

•	Mr. Duperreault's role in the successful transition of CEO responsibilities to Mr. Glaser.
Mr. Bischoff's Annual Bonus Award Determination. Mr. Bischoff's 2012 annual bonus award was $1,300,000. In making this bonus determination, the Compensation Committee considered our strong financial performance and Mr. Bischoff's effective leadership of the finance function upon Ms. Wittman's resignation from her position as Chief Financial Officer. The Compensation Committee noted Mr. Bischoff's achievements relating to effective capital deployment, strengthening of our financial position and continuing initiatives to centralize and globalize the finance function.
Mr. Glaser's Annual Bonus Award Determination. Mr. Glaser's 2012 annual bonus award was $3,900,000, a 5.4% increase from his 2011 bonus. In making this bonus determination, the Compensation Committee took into consideration the following factors:

•	The overall strong financial performance across our four operating companies, which were all under Mr. Glaser's management in 2012;

•	Mr. Glaser's demonstrated leadership and managerial skills, which he leveraged successfully in taking full accountability and responsibility for all operating companies; and

•	Mr. Glaser's transition and readiness to assume full leadership of the Company starting in January 2013.
Mr. Zaffino's Annual Bonus Award Determination. Mr. Zaffino's 2012 annual bonus award was $2,850,000, a 3.6% increase from his 2011 bonus. In making this bonus determination, the Compensation Committee considered Marsh's improved profitability. The Compensation Committee also recognized the significant new business development reflected in Marsh's underlying revenue growth rate and Mr. Zaffino's leadership with respect to Marsh's strategic direction.
Mr. Portalatin's Annual Bonus Award Determination. Mr. Portalatin's 2012 annual bonus award was $2,100,000. In making this bonus determination, the Compensation Committee considered Mr. Portalatin's success in leading Mercer to strong profitability in 2012. The Compensation Committee noted Mr. Portalatin's focus on Mercer's strategic priorities aimed at positioning the operating company for profitable growth through the reorganization of Mercer and strengthening of its leadership team.
Annual Long-Term Incentive Compensation
The annual long-term incentive compensation program is intended to align the financial interests of our senior executives with those of our stockholders and to focus them on increasing our stock price.
Components of Annual Long-Term Incentive Compensation
Each year, the Compensation Committee considers the appropriate mix of equity-based awards to support the objectives of our executive compensation program, including alignment with stockholder value creation and support of a strong performance culture.

In 2011, the Compensation Committee decided to modify the mix of long-term incentive awards for our senior executives by introducing performance stock unit awards, as discussed in “Description of Performance Stock Units” below. The Compensation Committee believes that the resulting award mix provides a better balance between stock options and full value stock awards. The change in the type and weighting of equity-based awards granted to our senior executives is reflected in the following table, with the percentages reflecting the proportion of the grant date fair value attributable to each award type.

	Proportion of Grant Date Fair Value
Annual Awards	Stock Options	Performance Stock Units	Restricted Stock Units
Awards granted in February 2011, 2012 and 2013	50%	25%	25%
Awards granted in February 2010	75%	0%	25%
Description of Performance Stock Units
Performance stock unit awards, which vest (if at all) after the completion of a three-year performance period, provide our senior executives with a strong incentive for achieving specific financial results that support our goal for creating long-term stockholder value. The performance measure for the awards is our consolidated adjusted underlying net operating income growth (“core NOI growth”), as defined below, on a three-year compound annualized growth rate basis. Depending on this financial performance, 0% to 200% of the number of performance stock units granted will be delivered in shares of our common stock.
"Core NOI growth" is the year-over-year change of consolidated net operating income calculated in accordance with GAAP, adjusted for "noteworthy items" identified in Exhibit A to this proxy statement (adjusted operating income) and adjusted further for the impact of acquisitions and dispositions and currency exchange rate fluctuations. For a reconciliation of adjusted net operating income to the most directly comparable GAAP financial measures, please see Exhibit A to this proxy statement.

The long-term target for annualized core NOI growth is 10%, which aligns with long-term growth aspirations communicated by our senior executives to analysts and investors on Investor Day in September 2010. In setting the target and determining the payouts at varying levels of performance, the Compensation Committee recognized that 10% annualized core NOI growth is a challenging goal to maintain through all economic cycles. The table below shows maximum, target and threshold performance levels, with corresponding payouts as a percent of target, for performance stock unit awards granted in 2011, 2012 and 2013.

Our one-year core NOI growth was 11.8% for 2011, and our one-year core NOI growth was 13.7% for 2012. Our two-year core NOI growth for 2011-2012, which is applicable to the performance stock unit awards granted in 2011, was 12.7%. As indicated above, the performance measure for our performance stock unit awards is core NOI growth on a three-year compound annualized growth basis. Therefore, payouts relating to the performance stock unit awards granted in 2011 and 2012 will depend on core NOI growth for the applicable three-year performance period. Performance stock unit awards include the right to accumulated dividend equivalents equal to the dividends paid on our common stock delivered in respect of a vested performance stock unit. Accumulated dividend equivalents that relate to performance stock unit awards that do not vest or are forfeited will not be paid.

Annual Long-Term Incentive Award Determination

The grant date fair value of the annual equity-based awards granted to our senior executives is determined by the Compensation Committee as part of its annual total compensation decision, after considering the senior executive's performance and assessing his or her expected future contribution to the performance of the Company.

The grant date fair values of the annual long-term incentive awards granted to our named executive officers in February 2013 are shown in the following table (but are not reflected in the 2013 Summary Compensation Table on page 52 because the awards were made after the end of the 2012 fiscal year).
In view of his retirement on December 31, 2012, Mr. Duperreault did not receive a long-term incentive award in February 2013.

The value ultimately realized from these awards is contingent on the named executive officer's continued service (except in the event of his or her termination of employment under certain circumstances) and will depend on the future performance of our common stock. The terms and conditions of the stock options and restricted stock unit awards are described in the narrative following the Grants of Plan-Based Awards in 2012 Table on page 57 and the terms and conditions of the performance stock unit awards are described in “Description of Performance Stock Units” above.

	Grant Date Fair Value of Long-Term Incentive Awards Granted in 2013

	Annual Award			Total
Name	Stock Options	Performance Stock Units	Restricted Stock Units
Mr. Duperreault	NA	NA	NA	NA
Mr. Bischoff	$500,000	$250,000	$250,000	$1,000,000
Mr. Glaser	3,900,000	1,950,000	1,950,000	7,800,000
Mr. Zaffino	1,625,000	812,500	812,500	3,250,000
Mr. Portalatin	1,000,000	500,000	500,000	2,000,000
Annual Total Compensation Decisions by the Compensation Committee

The following table summarizes the decisions made by the Compensation Committee in February 2013 and February 2012 with respect to the annual compensation of our named executive officers. Long-term incentive awards granted in and presented for February 2013 are not reflected in the 2012 Summary Compensation Table on page 52, because the awards were made after the end of the fiscal year. The special supplemental long-term incentive award to Mr. Duperreault in February 2012 and the special restricted stock unit awards to Mr. Portalatin in February 2012 and Mr. Bischoff in September 2012 are not included in the table below because they were not part of the Compensation Committee's annual compensation decisions. In addition, for Messrs. Bischoff and Portalatin, only February 2013 decisions are shown because they were not named executive officers in 2012. The February 2013 decisions for Mr. Glaser reflect base salary and annual long-term incentive awards relating to his role as CEO effective January 1, 2013 and an annual bonus award relating to his role as Group President and Chief Operating Officer in 2012.

Name	Decision Date	Base Salary	Annual Bonus Awards	Total Cash Compensation	Annual Long-Term Incentive Awards	Total Direct Compensation

Mr. Duperreault	2/25/2013	NA	$5,000,000	NA	NA	NA
	2/24/2012	1,000,000	4,650,000	5,650,000	8,250,000	13,900,000
	Change		7.5%

Mr. Bischoff	2/25/2013	650,000	1,300,000	1,950,000	1,000,000	2,950,000

Mr. Glaser	2/25/2013	1,400,000	3,900,000	5,300,000	7,800,000	13,100,000
	2/24/2012	1,000,000	3,700,000	4,700,000	5,000,000	9,700,000
	Change	40.0%	5.4%	12.8%	56.0%	35.1%

Mr. Zaffino	2/25/2013	900,000	2,850,000	3,750,000	3,250,000	7,000,000
	2/24/2012	900,000	2,750,000	3,650,000	3,000,000	6,650,000
	Change	0.0%	3.6%	2.7%	8.3%	5.3%

Mr. Portalatin	2/25/2013	850,000	2,100,000	2,950,000	2,000,000	4,950,000

SENIOR MANAGEMENT COMPENSATION ACTIONS AND DECISIONS
President and Chief Executive Officer Transition
In September 2012, we announced Mr. Duperreault's retirement as our President and Chief Executive Officer effective at the end of 2012 and the appointment of Mr. Glaser as our President and Chief Executive Officer effective January 1, 2013.
Mr. Glaser's Appointment as President and Chief Executive Officer
In December 2012, the Compensation Committee determined Mr. Glaser's compensation as our President and Chief Executive Officer, effective January 1, 2013. Pursuant to the terms and conditions of an employment letter entered into with him at that time, his compensation, effective January 1, 2013, was set as follows:

•	an annual base salary of $1,400,000;

•	an annual bonus opportunity with a target level of $2,800,000;

•	an annual long-term incentive award with a target grant date fair value of $7,800,000;

•	continued participation in the Senior Executive Severance Pay Plan; and

•
access to a car and driver for business and commuting purposes and to the corporate aircraft, in which we maintain fractional interests, for business and personal travel (with such personal air travel limited to an amount not to exceed $100,000 per calendar year as determined based on the aggregate incremental cost of such travel to the Company).

In consideration for these arrangements, Mr. Glaser entered into non-competition and non-solicitation covenants in favor of the Company for the duration of his employment and for 24 months following his termination of employment.
In establishing Mr. Glaser's compensation arrangements, the Compensation Committee considered his prior experience in his role as our Group President and Chief Operating Officer, his demonstrated leadership and managerial skills, competitive market data for the chief executive officer position drawn from our direct competitor and from financial services and general industry surveys, our internal executive compensation structure and the recommendations of its compensation consultant.
Mr. Duperreault's Retirement
Mr. Duperreault's September 2009 employment letter with the Company incorporated provisions intended to facilitate a successful transition to his successor. In particular, the employment letter provided for enhanced treatment of Mr. Duperreault's equity-based awards if specified conditions were satisfied, including the Compensation Committee's determination that Mr. Duperreault satisfactorily participated in the identification and/or development of his successor and reasonably assisted in the transition of his duties and responsibilities to such successor. In January 2013, these specified conditions were satisfied, resulting in the vesting and exercisability of certain stock options Mr. Duperreault received when he initially joined the Company. These arrangements are discussed in “Employment Arrangements” on page 55.
The Compensation Committee also considered Mr. Duperreault's request for post-retirement transitional support and agreed to provide him with administrative support, an office at the Company's office where he is domiciled and access to his existing technology support for one year.
Appointment of New Chief Financial Officer
In September 2012, we entered into an employment letter with Mr. Bischoff in connection with his appointment as our Chief Financial Officer. Pursuant to the terms and conditions of this employment letter, his compensation was set as follows:

•	an annual base salary of $650,000;

•
an annual bonus opportunity with an anticipated target level of $1,250,000; with a pro rata amount payable for the year of termination of employment in the event of his retirement, disability or death;

•	an annual long-term incentive award with an anticipated target grant date fair value of $750,000;

•	a restricted stock unit award with a grant date fair value of $1,500,000 granted on October 1, 2012; and

•	continued participation in the Senior Executive Severance Pay Plan.
In establishing Mr. Bischoff's compensation arrangements, the Compensation Committee considered his prior experience in his role as our Vice President, Corporate Finance, as well as his service as our principal financial officer on an interim basis, his leadership and managerial skills, competitive market data for the chief financial officer position drawn from our direct competitor and from financial services and general industry surveys, our internal executive compensation structure, and the recommendations of its compensation consultant.
Appointment of New Chief Executive Officer of Mercer
In January 2012, we entered into an employment letter with Mr. Portalatin in connection with his appointment as the President and Chief Executive Officer of Mercer. Pursuant to the terms and conditions of this employment letter, his compensation was set as follows:

•	an annual base salary of $850,000;

•	an annual bonus opportunity with an anticipated target level of $1,500,000; provided, however, that his actual bonus for 2012 would not be less than $1,500,000;

•
an annual long-term incentive award with an anticipated target grant date fair value of $1,750,000; provided that the grant-date fair value of his equity awards for 2012 and 2013 would not be less than $1,750,000;

•
a cash make-up award in the amount of $1,700,000, one-half of which was paid within 30 days of the commencement of his employment and the remainder of which vested and was paid in February 2013, following the first anniversary of his employment commencement date;

•	a restricted stock unit award with a grant date fair value of $500,000 granted on February 1, 2012; and

•	participation in the Senior Executive Severance Pay Plan.
In establishing Mr. Portalatin's compensation arrangements, the Compensation Committee recognized that, as an executive from outside the Company, it would need to develop a competitive compensation package sufficient to induce him to leave his then-current employer for a challenging position in a new organization. At the same time, the Compensation Committee was sensitive to the need to integrate Mr. Portalatin into our existing executive compensation structure, balancing both competitive and internal equity considerations. In setting his compensation arrangements, the Compensation Committee also considered his individual skills and experience, competitive market data for similar positions drawn from Mercer's direct competitors and from financial services and general industry surveys, and the recommendations of its compensation consultant.
Resignation of Ms. Wittman
Upon her resignation from her position as our Chief Financial Officer in March 2012, Ms. Wittman forfeited her annual bonus opportunity for 2012, as well as the unvested portions of her outstanding equity awards.

2013 Incentive Compensation Framework
The Compensation Committee directed its compensation consultant, Pay Governance LLC, to work with management during 2012 to analyze our incentive compensation framework for senior executives and develop recommendations with respect to potentially improving the framework. The Compensation Committee believed that we had an opportunity to make certain enhancements, including:

•
strengthening the link between performance and incentive compensation, thereby making the Compensation Committee's determinations clearer and more explicit for our senior executives and more transparent to external stakeholders;

•
setting incentive compensation targets that are appropriately aligned and calibrated with our strong performance expectations and the Compensation Committee's desire to motivate and reward such performance on both an absolute basis against internal targets and also on a relative basis against the S&P 500® and selected companies and general industry; and

•
establishing a total compensation approach that provides a basis for determining annual bonus and long-term incentives in a more holistic manner while maintaining the Compensation Committee's flexibility to shift between short-term and long-term incentives as it deems appropriate in particular situations.

With these objectives in mind, the Compensation Committee reviewed recommendations from its compensation consultant, which retained certain key elements of the existing incentive compensation framework but which also made significant revisions based on the Compensation Committee's objectives as described above.
The framework is illustrated in the following graphic and significant features are described below:

•	Overall payout range of 0% to 200% of target based on actual performance.

•	Continued use of both financial and strategic performance objectives, but with new weightings and measures (as shown in the chart below) and payout range for each objective on a 0% to 150% scale.

•	Financial and strategic performance are adjusted by a multiplier to reflect competitive financial performance against the S&P 500® and selected companies.

	Financial Performance		Strategic Performance
	Weighting	Measure	Weighting	Measure
Company CEO	80%	Company earnings per share	20%	Individual objectives established for each senior executive
Operating Company Chief Executive Officers	80%	Operating company net operating income	20%
Other Corporate Senior Executives	70%	Company earnings per share	30%

A description of each of the financial performance measures listed in the table above is provided in "Financial Performance Objectives" on page 40. For the new incentive compensation framework, operating company net operating income will be measured without adjustment for annual bonus pool expense.
The new incentive compensation framework became effective with the 2013 performance year and long-term incentive awards granted in February 2013. The new framework strengthens the link between performance and rewards, is not intended to result in significant changes in payouts of annual incentive compensation, assuming similar facts and circumstances and Company performance, and does not impact the objective measurement criterion related to performance stock units.

BENEFIT PLANS AND OTHER PROGRAMS
Retirement and Deferred Compensation Plans
We maintain a defined benefit retirement program in the U.S. consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the nonqualified Benefit Equalization Plan and Supplemental Retirement Plan. We also maintain the Supplemental Savings & Investment Plan (“SSIP”), an unfunded nonqualified defined contribution retirement plan that is coordinated with our 401(k) Savings & Investment Plan. We offer these plans, in which all of our senior executives are eligible to participate, to maintain a competitive compensation program. We do not have individually-designed defined benefit arrangements for any named executive officer.
A special arrangement that we offered to Mr. Duperreault in light of the uncertainty we faced when we recruited him to join us, which would have provided him with the value of his unvested accrued benefits under the U.S. retirement program in the event of his termination of employment under certain circumstances, expired unexercised during 2012 pursuant to its terms.
Earnings with respect to all of our nonqualified defined contribution plans are based upon actual market performance, and preferential or above-market earnings are not offered. The features of our U.S. retirement program, including the present value of the accumulated pension benefits for our named executive officers as of the end of 2012, are presented in further detail in “Defined Benefit Retirement Program” on page 63. Additional information about the SSIP, including individual amounts deferred by our named executive officers, Company contributions and earnings during 2012, as well as account balances as of the end of 2012, is presented in “Nonqualified Deferred Compensation” on page 65.
Severance Arrangements
Severance payments and benefits for our senior executives (other than Mr. Duperreault) are determined under our Senior Executive Severance Pay Plan, which generally provides for severance payments and benefits solely in the event of an involuntary termination of employment without cause (as defined in the plan) in an amount equal to the sum of the senior executive's then-current base salary and average annual bonus over the three prior years, plus an amount equal to a pro rata bonus for the year of termination.
While compensation decisions regarding our senior executives affect the potential payments under these arrangements, the existence of these severance arrangements did not affect the Compensation Committee's decisions with respect to other elements of compensation for our named executive officers in 2012 because these severance arrangements are contingent in nature and may never be triggered.
Mr. Duperreault did not participate in the Senior Executive Severance Pay Plan during his employment and was not eligible to receive any cash severance payments in connection with his retirement.
The terms of the Senior Executive Severance Pay Plan are discussed more fully in “Termination of Employment” on page 69. The amount of the estimated payments and benefits payable to our named executive officers, assuming a termination of employment as of the last business day of 2012, is presented in “Potential Payments Upon Termination or Change in Control” on page 66.
Change-in-Control Arrangements
Change-in-control payments and benefits are provided to our senior executives through our equity-based compensation plans and the Senior Executive Severance Pay Plan, as applicable. These arrangements are intended to retain our senior executives and provide continuity of management in the event of an actual or potential change in control of the Company. Consistent with this objective, the terms of all our outstanding and unvested equity-based awards contain a “double-trigger” vesting provision, which requires both a change in control of the Company followed by a specified termination of employment for vesting to be accelerated. The Senior Executive Severance Pay Plan also includes a “double-trigger” change-in-control vesting provision rather than providing severance payments solely on the basis of a change in control of the Company.
Our previous equity-based compensation plans contained a reimbursement provision providing that, if any equity-based award that vests as a result of a change in control of the Company is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make a payment to the recipient as necessary to restore such individual to the same after-tax position had such excise tax not been imposed. This reimbursement provision was eliminated under the terms of the stockholder-approved 2011 Incentive and Stock Award Plan. In addition, our senior executives' employment letters and the Senior Executive Severance Pay Plan do not contain such a reimbursement provision.

The amount of the estimated payments and benefits payable to our named executive officers, assuming a change in control of the Company as of the last business day of 2012, is presented in “Potential Payments Upon Termination or Change in Control” on page 66.
Other Benefits and Perquisites
Our senior executives are eligible to participate in our health and welfare benefit programs on the same basis as our other eligible employees. We also provide certain perquisites and other personal benefits to our senior executives. In general, the perquisites or other personal benefits provided to our senior executives include (i) the cost of financial counseling and certain income tax return preparation, up to a maximum of approximately $11,000 per year and (ii) from time to time, the relocation costs associated with hiring newly recruited or promoted senior executives.
We maintain fractional interests in corporate aircraft for business travel. The Compensation Committee agreed that Mr. Duperreault could use these aircraft once per month (on average) to travel to his personal residences (principally to Bermuda) while he served as our CEO.
The Compensation Committee has determined to provide Mr. Glaser with access to a car and driver for commuting purposes and the corporate aircraft, in which we maintain fractional interests, for limited personal travel while he serves as our CEO, as discussed in “Senior Management Compensation Actions and Decisions” on page 45.
The incremental cost of providing perquisites and other personal benefits during 2012 to our named executive officers is presented in the footnotes to the “All Other Compensation” column of the 2012 Summary Compensation Table on page 52.

STOCK OWNERSHIP GUIDELINES
We have maintained stock ownership guidelines for our senior executives since January 1, 2007. We believe that these guidelines help align the financial interests of our senior executives with our stockholders by requiring them to acquire and maintain a meaningful ownership interest, in the form of shares or stock units, in our common stock. These guidelines are designed to take into account an individual's needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of management's commitment to long-term value creation. Senior executives are expected, over a five-year period, to acquire and hold shares or stock units of our common stock with an aggregate value at least equal to a specified multiple of their base salary (which varies by position). As of February 28, 2013, all of our named executive officers were in compliance with the stock ownership guidelines. The stock ownership guidelines for our named executive officers are as follows:

Named Executive Officer	Ownership Level (as a multiple of base salary)
CEO	6
Other named executive officers	3

Information concerning our stock ownership guidelines is available on our website under: www.mmc.com/about/ownershipGuidelines2006.pdf.

POLICY AGAINST HEDGING AND PLEDGING
We prohibit our employees, including our senior executives, from engaging in speculative or hedging activities (including short sales, purchases or sales of puts or calls and trading on a short-term basis) in our common stock. Our senior executives must obtain approval from our legal department before pledging our securities as collateral for a loan or otherwise.
TAX AND ACCOUNTING CONSIDERATIONS
Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code or satisfies the conditions of a different exemption from the deduction limit.
With respect to the incentive compensation paid to our senior executives for 2012, generally we sought to pay incentive compensation that was deductible for federal income tax purposes by paying our annual bonuses and granting certain annual long-term incentive awards to our named executive officers pursuant to a stockholder-approved plan that satisfied the requirements of the “performance-based compensation” exemption from Section 162(m). Under this plan, an annual incentive award pool was established based on our net operating income for the year. As permitted under the plan, the Compensation Committee could exercise its discretion to reduce (but not increase) the size of the amounts potentially payable to our named executive officers pursuant to the plan's award formula.
Notwithstanding our efforts to maximize the deductibility of the incentive compensation paid to our senior executives, we may from time to time approve elements of compensation for certain senior executives that are not fully deductible, and we reserve the right to do so in the future in appropriate circumstances.
We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code governing the provision of nonqualified deferred compensation to our service providers.
We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense relating to share-based payments (such as stock options, performance stock unit awards and restricted stock unit awards) in our financial statements. The recognition of this expense has not caused us to limit or otherwise significantly alter the equity-based compensation element of our executive compensation program. This is because we believe equity-based compensation is a necessary component of a competitive executive compensation program and fulfills important program objectives. The Compensation Committee considers the potential impact of FASB ASC Topic 718 on any proposed change to the equity-based compensation element of our program.

ADDITIONAL CONSIDERATIONS
This Compensation Discussion and Analysis includes statements regarding the use of various performance measures and related target levels in the limited context of our executive compensation program. These target levels are not intended to be statements of management's expectations of our future financial results or other guidance. Investors should not apply these target levels in any other context.

Compensation Committee Report
Management has the primary responsibility for the Company's financial statements and reporting processes, including the disclosure of executive compensation. With this in mind, the Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis, as well as the accompanying compensation tables. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee
of the Company's Board of Directors

H. Edward Hanway (Chair)	Steven A. Mills
Oscar Fanjul	Morton O. Schapiro
Lord Lang of Monkton	R. David Yost

2012 Summary Compensation Table

The following table contains information relating to 2012 compensation paid to, earned by or awarded to our named executive officers, which include our chief executive officer (Mr. Duperreault, who retired on December 31, 2012), chief financial officer (Mr. Bischoff) and the three most highly-compensated executive officers (other than Messrs. Duperreault and Bischoff) who were executive officers as of December 31, 2012 (Messrs. Glaser, Zaffino and Portalatin). Under SEC rules, the 2012 named executive officers also include Ms. Wittman even though her employment terminated during 2012.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($) (7)

Brian Duperreault	2012	1,000,000	0	5,625,056	4,375,002	5,000,000	324,969	683,324	17,008,351
President & CEO, Marsh & McLennan Companies, Inc. (Retired)	2011	1,000,000	0	4,125,001	4,125,001	4,650,000	302,563	385,944	14,588,510
	2010	1,000,000	0	2,000,015	6,000,003	4,650,000	245,096	388,169	14,283,283

J. Michael Bischoff	2012	597,771	0	1,650,054	50,005	1,300,000	576,644	19,458	4,193,932
Chief Financial Officer Marsh & McLennan Companies, Inc.

Daniel S. Glaser	2012	1,000,000	0	2,500,039	2,500,004	3,900,000	276,596	40,899	10,217,538
Group President and Chief Operating Officer, Marsh & McLennan Companies, Inc.	2011	1,000,000	0	3,000,083	2,000,006	3,700,000	190,003	40,503	9,930,594
	2010	1,000,000	0	1,000,019	3,000,001	3,500,000	133,702	41,811	8,675,533

Peter Zaffino	2012	900,000	0	1,500,062	1,500,004	2,850,000	227,131	36,802	7,013,998
President and Chief Executive Officer, Marsh Inc.	2011	870,000	0	2,000,054	1,000,006	2,750,000	159,092	33,844	6,812,997

Julio A. Portalatin	2012	779,167	850,000	1,375,073	875,003	2,100,000	0	7,491	5,986,733
President and Chief Executive Officer, Mercer, Inc.
Vanessa A. Wittman	2012	156,250	0	1,500,062	1,500,004	0	0	5,986	3,162,301
Former EVP & Chief Financial Officer Marsh & McLennan Companies, Inc.	2011	750,000	0	1,250,051	1,250,005	1,300,000	96,545	7,156	4,653,756
	2010	750,000	0	625,001	1,875,000	1,300,000	58,892	938	4,609,830

1.
In March 2012, Ms .Wittman resigned as Chief Financial Officer and Mr. Bischoff was appointed interim Chief Financial Officer. Mr. Bischoff was appointed Chief Financial Officer on September 4, 2012. On December 31, 2012, Mr. Duperreault retired and Mr. Glaser was appointed President and CEO effective January 1, 2013. For Messrs. Portalatin and Bischoff, only compensation for 2012 is shown because they were not named executive officers in 2010 or 2011.

2.
The amount reported in the “Bonus” column reflects a cash make-up award paid to Mr. Portalatin, who joined the Company on February 1, 2012 as described in the “2012 Senior Management Changes” section (page 32) of the “Compensation Discussion and Analysis.”

3.
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the grant date fair value of the awards for the years ended December 31, 2012, December 31, 2011 and December 31, 2010, respectively, computed in accordance with FASB ASC Topic 718. The grant date fair values of the performance stock unit awards granted in 2011 and 2012 to each of the named executive officers is reported based on performance at target. These amounts are reported in the “Stock Awards” column. As stated in the description of performance stock units following the “Grants of Plan-Based Awards in 2012” table on page 57, the payout based on maximum performance is 200% of target, which if achieved would correspond to the values shown in the table below, holding constant the grant date fair value of the Company's common stock. The assumptions used in calculating the amounts reported for awards granted in 2012 are included in footnote 9 to the Company's audited financial statements for the fiscal year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2013. The assumptions used in calculating the amounts reported for awards granted prior to 2012 are included in the footnote captioned “Stock Benefit Plans” to the Company's audited financial statements for the relevant fiscal year, included in the Company's Annual Reports on Form 10-K filed with the SEC. The amounts in these columns may differ slightly from the corresponding amounts shown in the "Grants of Plan-Based Awards in 2012" table on page 57 due to rounding to the nearest whole dollar as required by the SEC rules. In addition, the amounts in these columns differ slightly from the amounts disclosed in the "Annual Total Compensation Decisions by the Compensation Committee" section (page 44) of the "Compensation Discussion and Analysis" due to rounding to the nearest whole share.

Name	Year	Grant Date Fair Value of Performance Stock Unit Awards Granted Assuming Target Performance (100%) ($)	Grant Date Fair Value of Performance Stock Unit Awards Granted Assuming Maximum Performance (200%) ($)
Mr. Duperreault	2012	3,562,543	7,125,086
	2011	2,062,501	4,125,001
Mr. Bischoff	2012	50,028	100,055
Mr. Glaser	2012	1,250,020	2,500,039
	2011	1,000,028	2,000,056
Mr. Zaffino	2012	750,031	1,500,062
	2011	500,014	1,000,028
Mr. Portalatin	2012	437,526	875,052
Ms. Wittman	2012	750,031	1,500,062
	2011	625,025	1,250,051

4.
The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts received for annual short-term incentive awards, as described in the “Annual Bonuses” section (pages 39 to 42) of the “Compensation Discussion and Analysis.” The awards earned in respect of 2012 were determined by the Compensation Committee at its meeting on February 25, 2013 and paid on February 28, 2013.

5.
The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the increase in the present value of the named executive officers' benefits (both vested and unvested) under the tax-qualified Marsh & McLennan Companies Retirement Plan, the Company's Benefit Equalization Plan and the Company's Supplemental Retirement Plan. The assumptions used in calculating the amounts reported are included in footnote 8 to the Company's audited financial statements for the fiscal year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2013. The Company's retirement program is described in further detail in “Defined Benefit Retirement Program” on page 63. No named executive officer received preferential or above-market earnings on deferred compensation in any of the years covered in the table.

6.	The following items are reported in the “All Other Compensation” column for the named executive officers in 2012:

All Other Compensation

Name	Company Contributions to Defined Contribution Plans ($) (a)	Employee Stock Purchase Plan Interest ($) (b)	Financial Planning and Income Tax Preparation ($) (c)	Term Life Insurance ($) (d)	Personal Use of Corporate Aircraft ($) (e)	Other ($) (f)	Total ($)
Mr. Duperreault	30,000	0	10,000	15,949	441,875	185,500	683,324
Mr. Bischoff	17,933	0	1,525	0	0	0	19,458
Mr. Glaser	30,000	69	10,830	0	0	0	40,899
Mr. Zaffino	27,000	0	9,802	0	0	0	36,802
Mr. Portalatin	0	0	7,491	0	0	0	7,491
Ms. Wittman	5,986	0	0	0	0	0	5,986
___________

(a)
These amounts include the Company's matching contributions under the Company's 401(k) Savings & Investment Plan and Supplemental Savings and Investment Plan (SSIP) attributable to 2012. The Company's 401(k) Savings & Investment Plan is a tax-qualified defined contribution plan. The SSIP is a nonqualified defined contribution plan and is described in further detail in the “Nonqualified Deferred Compensation” section (page 65).

(b)	These amounts represent interest credited on the named executive officers' accounts within the Company's tax-qualified employee stock purchase plan.

(c)
These amounts represent the cost to the Company of offering personal financial planning and tax preparation services. The imputed income attributable to these services is taxable income to the named executive officer. The taxes associated with this income are not reimbursed or paid by the Company.

(d)
Mr. Duperreault was provided with term life insurance with a face amount of $5 million while he was an employee, as described in the "Employment Arrangements" section on page 55. Mr. Duperreault was provided with $1 million of coverage through a Company-paid group-term life insurance plan. The amount shown in the table represents the cost to the Company of providing term life insurance with a face amount of $4 million. The imputed income attributable to this item was taxable income to Mr. Duperreault. The taxes associated with this taxable income were not reimbursed or paid by the Company.

(e)
This amount represents the incremental cost to the Company of Mr. Duperreault's personal use of corporate aircraft in which the Company owns a fractional share. The incremental cost has been calculated by adding the incremental variable costs associated with personal flights on each of the aircraft (including hourly charges, taxes, passenger fees, international fees, catering and incidental ground transportation). The imputed income attributable to his personal use of corporate aircraft was taxable income to Mr. Duperreault. The taxes associated with this taxable income were not reimbursed or paid by the Company.

(f)
As described under “Mr. Duperreault's Retirement” (page 45) in the "Compensation Discussion and Analysis", the Compensation Committee considered Mr. Duperreault's request for post-retirement transitional support and agreed to provide him with administrative support, an office at the Company's office where he is domiciled and access to his existing technology support for one year. This amount represents the estimated incremental cost to the Company of providing Mr. Duperreault with administrative support through December 31, 2013.

7.	Total amounts reflected in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by the SEC rules.

Employment Arrangements
The Company completed the transition from the use of formal employment agreements to simplified employment letters for our senior executives in 2010. We expect that the terms of employment for newly hired or promoted senior executives will be reflected in a simplified employment letter.
Employment Letters
The Company has employment letters with all of the named executive officers that generally follow a common template and include the following principal terms:

•
Base salary, target annual bonus opportunity, and target annual long-term incentive opportunity, and applicable ranges. Actual annual bonus payments and annual long-term incentive awards are based on factors described in the “Annual Bonuses” section (pages 39 to 42) and “Annual Long-Term Incentive Compensation” section (page 42) of the “Compensation Discussion and Analysis”;

•
Except for Mr. Duperreault, who was not entitled to any cash severance, participation in the Company's Senior Executive Severance Pay Plan, as described in the “Severance Arrangements” section (page 48) of the “Compensation Discussion and Analysis” and the "Potential Payments Upon Termination or Change in Control" section (page 66); and

•	Nonsolicitation and confidentiality covenants for the benefit of the Company.
Mr. Duperreault's Employment Arrangements
Mr. Duperreault attained age 65 in May 2012 and retired on December 31, 2012. The material terms of his employment arrangements in effect during 2012 and relating to his retirement are described below.
In September 2009, the Company and Mr. Duperreault entered into an agreement to extend his period of employment and transition him to an agreement that is similar, in form and purpose, to the basic employment letter used for other senior executives. Mr. Duperreault's September 2009 employment letter became fully effective after his then-current employment agreement expired on January 29, 2011. Mr. Duperreault's September 2009 employment letter retained then-current terms of his compensation and benefits (including the absence of any cash severance) and incorporated provisions intended to facilitate a successful transition to his successor. In particular, the employment letter provided that, if specified conditions were satisfied, including that the Compensation Committee determined that Mr. Duperreault satisfactorily participated in the identification and/or development of his successor, then, in the event of Mr. Duperreault's termination of employment prior to age 65 (in May 2012), he would be deemed to have reached normal retirement age for purposes of the vesting and post-retirement exercisability provisions of his equity-based awards (other than those equity-based awards granted to him in connection with his joining the Company). He would also receive the value of his accrued benefits under the U.S. retirement program if they were not otherwise vested at that time. In addition, the provisions of his January 2008 employment agreement (described below) would continue to apply to equity-based awards granted during the term of that agreement. Mr. Duperreault attained age 65 in May 2012 and these provisions expired without effect.
The September 2009 employment letter also provided that if the conditions described above with respect to succession were met, any unvested portion of the stock options that Mr. Duperreault received when he initially joined the Company would vest and become exercisable until the earlier of the fifth anniversary of the date of his termination and the expiration date of the stock options. In January 2013, these specified conditions were satisfied, resulting in the vesting and exercisability of one tranche of stock options Mr. Duperreault received when he initially joined the Company.
Mr. Duperreault's January 2008 employment agreement was entered into when he first joined the Company and expired according to its terms on January 29, 2011. Mr. Duperreault's employment agreement generally followed a common template used at that time for our executive officers. However, Mr. Duperreault's employment agreement did not provide for any cash severance payment in connection with any termination of employment, although the equity-based awards granted at the commencement of his employment and during the term of his employment agreement would vest in the event that his employment was terminated “without cause” or for “good reason.”
In addition, Mr. Duperreault's January 2008 employment agreement provided, and his September 2009 employment letter continued to provide, for term life insurance with a face amount of $5 million while he was employed by the Company and for eligibility for the Company's retiree medical program without regard to any generally applicable age or service requirements. Mr. Duperreault met the age requirement in May 2012 and this provision expired without effect.
In January 2013, the Compensation Committee considered Mr. Duperreault's request for post-retirement transitional support and agreed to provide him with administrative support, an office at the Company's office where he is domiciled and access to his existing technology support for one year, as described under “Mr. Duperreault's Retirement” (page 45) of the "Compensation Discussion and Analysis."

Grants of Plan-Based Awards in 2012

The following table contains information on the grants of plan-based awards made to the named executive officers in 2012. Amounts shown under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to the target annual cash bonus opportunities in respect of 2012. The terms and conditions of these awards are described in the “Annual Bonuses” section (pages 39 to 42) of the “Compensation Discussion and Analysis.” The remaining columns relate to plan-based equity-based awards granted in 2012 under the 2011 Incentive and Stock Award Plan. The equity-based awards generally consist of performance stock units, restricted stock units and stock options with respect to shares of the Company's common stock. The terms and conditions of these awards are described in the narrative following this table.

GRANTS OF PLAN-BASED AWARDS IN 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Closing Stock Price on Date of Grant ($/Sh) (6)	Grant Date Fair Market Value of Stock and Option Awards ($) (7)
(a)	(b) (1)	(c) (1)	(d)	(e) (2)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian Duperreault			0	3,000,000	6,000,000
	2/24/2012	2/24/2012				0	47,045	94,090					1,500,030
	2/24/2012	2/24/2012				0	64,686	129,372					2,062,513
	2/24/2012	2/24/2012							64,686				2,062,513
	2/24/2012	2/24/2012								724,338	31.885	31.770	4,375,002
J. Michael Bischoff			0	1,250,000	2,500,000
	2/24/2012	2/24/2012				0	1,569	3,138					50,028
	2/24/2012	2/24/2012							3,137				100,023
	2/24/2012	2/24/2012								8,279	31.885	31.770	50,005
	10/1/2012	9/19/2012							44,346				1,500,003
Daniel S. Glaser			0	2,250,000	4,500,000
	2/24/2012	2/24/2012				0	39,204	78,408					1,250,020
	2/24/2012	2/24/2012							39,204				1,250,020
	2/24/2012	2/24/2012								413,908	31.885	31.770	2,500,004
Peter Zaffino			0	1,800,000	3,600,000
	2/24/2012	2/24/2012				0	23,523	47,046					750,031
	2/24/2012	2/24/2012							23,523				750,031
	2/24/2012	2/24/2012								248,345	31.885	31.770	1,500,004
Julio A. Portalatin			0	1,500,000	3,000,000
	2/1/2012	1/3/2012							15,781				500,021
	2/24/2012	2/24/2012				0	13,722	27,444					437,526
	2/24/2012	2/24/2012							13,722				437,526
	2/24/2012	2/24/2012								144,868	31.885	31.770	875,003
Vanessa A. Wittman				NA
	2/24/2012	2/24/2012				0	23,523	47,046					750,031
	2/24/2012	2/24/2012							23,523				750,031
	2/24/2012	2/24/2012								248,345	31.885	31.770	1,500,004
__________

1.
The February 24, 2012 grants of equity-based awards reported in this table were approved by the Compensation Committee at its meeting on February 24, 2012 and granted on the same date. The February 1, 2012 special restricted stock unit award granted to Mr. Portalatin was approved by the Compensation Committee at its meeting on January 3, 2012 and was granted upon Mr. Portalatin's hire date. The October 1, 2012 special restricted stock unit award granted to Mr. Bischoff was approved by the Compensation Committee at its meeting on September 19, 2012.

2.
Upon her resignation in March 2012, Ms. Wittman forfeited her bonus opportunity for 2012. The actual cash bonuses earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table.

3.
The amounts reported in columns (g), (h) and (i) reflect performance stock unit awards granted on February 24, 2012. The terms and conditions of these awards are described in further detail in the narrative following this table.

4.
The amounts reported in column (j) reflect the restricted stock unit awards granted on February 24, 2012 and the special restricted stock unit awards granted on February 1, 2012 and October 1, 2012. The terms and conditions of these awards are described in further detail in the narrative following this table.

5.
The amounts reported in column (k) reflect nonqualified stock options granted on February 24, 2012. The terms and conditions of these awards are described in further detail in the narrative following this table.

6.
The stock options granted on February 24, 2012 have an exercise price of $31.885 per share, equal to the average of the high and low trading prices of shares of the Company common stock on February 23, 2012, the trading date immediately preceding the date of grant. The closing market price of the Company's common stock on the date of grant was $31.77 per share, which was lower than the exercise price.

7.	The grant date fair value reported for performance stock unit awards is based on payment at target.
Stock Options
Stock options represent the right to purchase a specified number of shares of the Company's common stock at a specified exercise price for a specified period of time. Stock options are scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date, with earlier vesting and shortened exercisability in the event of death and specified terminations of employment. The options granted to the named executive officers on February 24, 2012 are scheduled to vest on February 24 of 2013, 2014, 2015 and 2016 and will expire no later than February 23, 2022. The stock options have an exercise price equal to the average of the high and low trading prices of shares of the Company's common stock on the trading day immediately preceding the grant date.
Restricted Stock Units
A restricted stock unit represents a promise to deliver a share of the Company's common stock as soon as practicable after vesting. Annual awards of restricted stock units are scheduled to vest in three equal annual installments beginning on the 28th of the month in which the first anniversary of the grant date occurs, with earlier vesting in the event of death and specified terminations of employment. The units granted to the named executive officers on February 24, 2012 are scheduled to vest on February 28 of 2013, 2014 and 2015. The special restricted stock unit award granted to Mr. Portalatin on February 1, 2012 is scheduled to vest in full on February 15, 2015. The special restricted stock unit award granted to Mr. Bischoff on October 1, 2012 is scheduled to vest in three equal annual installments on October 15 of 2013, 2014 and 2015. Restricted stock units include the right to payment of dividend equivalents for each share of common stock that is paid in respect of a vested restricted stock unit. Dividend equivalents that relate to restricted stock units that do not vest or are forfeited also will be forfeited. Holders of restricted stock units have no voting rights.
Performance Stock Units
Performance stock units represent a promise to deliver, as soon as practicable after the end of the performance period, a number of shares of the Company's common stock ranging from 0% to 200% of the number of units granted, depending on the Company's achievement of a three-year financial performance objective determined by the Compensation Committee. The performance measure is the Company's consolidated adjusted underlying net operating income growth (”core NOI growth”) on a three-year compound annualized growth rate basis. The targeted core NOI growth rate is 10%, which supports our strategy for creating long-term stockholder value. The units granted to the named executive officers on February 24, 2012 are scheduled to vest on February 28, 2015, with earlier vesting in the event of death and specified terminations of employment. Performance stock units include the right to payment of dividend equivalents for each share of common stock that is paid in respect of a vested performance stock unit. Dividend equivalents that relate to performance stock units that do not vest or are forfeited also will be forfeited. Holders of performance stock units have no voting rights.

The treatment of these awards upon termination of employment or a change in control is described in further detail in the "Potential Payments Upon Termination or Change in Control" on page 66.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity-based awards held by the named executive officers as of December 31, 2012. All outstanding equity awards are with respect to shares of the Company's common stock.
2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards						Stock Awards
Name		Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested ($) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Brian Duperreault	(6)	1/29/2008	400,000	0	0	27.275	1/28/2018
	(6)	1/29/2008	400,000	0	0	27.275	1/28/2018
	(6)	1/29/2008	0	0	400,000	27.275	1/28/2018
		2/26/2008	265,152	0	0	26.070	2/25/2018
		2/23/2009	0	326,798	0	19.045	2/22/2019
		2/22/2010	618,557	618,557	0	22.705	2/21/2020
								2/22/2010	29,363	1,012,143
		2/21/2011	154,610	463,831	0	30.595	2/21/2021
								2/21/2011	44,942	1,549,151
								2/21/2011			67,413	2,323,726
		2/24/2012	0	724,338	0	31.885	2/23/2022
								2/24/2012	64,686	2,229,726
								2/24/2012			111,731	3,851,368
J. Michael Bischoff		3/16/2005	0	0	14,000	30.505	3/15/2015
	(7)	7/1/2005	6,500	0	0	27.860	3/19/2013
	(7)	7/1/2005	5,000	0	0	27.860	3/16/2014
		3/15/2006	4,286	0	0	30.215	3/14/2016
		2/21/2007	4,688	0	0	29.600	2/11/2017
		2/22/2010	8,505	8,506	0	22.705	2/21/2020
								2/22/2010	1,212	41,778
		2/21/2011	1,874	5,623	0	30.595	2/20/2021
								2/21/2011	2,180	75,145
								2/21/2011			1,635	56,358
		2/24/2012	0	8,279	0	31.885	2/23/2022
								2/24/2012	3,137	108,132
								2/24/2012			1,569	54,083
								10/1/2012	44,346	1,528,607
Daniel S. Glaser		12/10/2007	100,000	0	0	25.815	12/9/2017
		2/23/2009	490,197	163,398	0	19.045	2/22/2019
		2/22/2010	309,278	309,279	0	22.705	2/21/2020
								2/22/2010	14,682	506,089
		2/21/2011	74,962	224,889	0	30.595	2/20/2021
								2/21/2011	21,791	751,136
								2/21/2011			32,686	1,126,686
								4/20/2011	34,597	1,192,559
		2/24/2012	0	413,908	0	31.885	2/23/2022
								2/24/2012	39,204	1,351,362
								2/24/2012			39,204	1,351,362
Peter Zaffino		3/16/2005	0	0	12,000	30.505	3/15/2015
	(7)	7/1/2005	5,205	0	0	27.860	3/16/2014
		3/15/2006	4,690	0	0	30.215	3/14/2016
		2/12/2007	6,251	0	0	29.600	2/11/2017
		2/23/2009	97,060	49,019	0	19.045	2/22/2019
		2/22/2010	154,639	154,640	0	22.705	2/21/2020
								2/22/2010	7,341	253,044
		2/22/2011	37,481	112,445	0	30,595	2/20/2021
								2/21/2011	10,896	375,585
								2/21/2011			16,343	563,343
								4/20/2011	34,597	1,192,559
		2/24/2012	0	248,345	0	31.885	2/23/2022
								2/24/2012	23,523	810,838
								2/24/2012			23,523	810,838
Julio A. Portalatin								2/1/2012	15,781	543,971
		2/24/2012	0	144,868	0	31.885	2/23/2022
								2/24/2012	13,722	472,997
								2/24/2012			13,722	472,997
Vanessa A. Wittman	(8)

1.
Represents vested and unvested, non-performance contingent stock options and performance-contingent stock options that have met the applicable performance criteria. The unvested options ratably vest and become exercisable in 25% increments on the first four anniversaries of the grant date.

2.
Represents vested and unvested, performance-contingent stock options. Performance-contingent stock options, other than those granted to Mr. Duperreault in 2008 and discussed in footnote 6 below, are exercisable following vesting only to the extent that the closing price of the Company's common stock equals or exceeds 115% of the exercise price for ten consecutive trading days after the option has vested.

3.	The table below provides the vesting schedule of the restricted stock units that were not vested as of December 31, 2012.

Grant Date	Name of Executive	Vesting Schedule
2/22/2010	All (except Mr. Portalatin)	100% vesting on February 15, 2013
2/21/2011	All	50% vesting on each February 15, 2013 and 2014
4/20/2011	Daniel S. Glaser Peter Zaffino	100% vesting on May 15, 2014
2/1/2012	Julio A. Portalatin	100% vesting on February 15, 2015
2/24/2012	All	33 1/3% vesting on each February 28, 2013, 2014 and 2015
10/1/2012	J. Michael Bischoff	33 1/3% vesting on each October 15, 2013, 2014 and 2015

4.	Based on the closing price per share of the Company's common stock on December 31, 2012 ($34.47), the last trading day of 2012.

5.
Represents the number of shares underlying performance stock units, based on the achievement of target performance. The performance stock units granted in 2011 and 2012 will vest on February 21, 2014 and February 28, 2015, respectively, and will be paid in a number of shares of the Company's common stock determined based on actual performance over the three-year performance period. The number of deliverable shares will range from 0% to 200% of the number of units granted. See the “Description of Performance Stock Units” section (pages 42 to 43) of the "Compensation Discussion and Analysis" and the narrative following the “Grants of Plan-Based Awards in 2012” table above with respect to the 2012 performance stock grants made to the named executive officers.

6.
Stock options granted to Mr. Duperreault on January 29, 2008 represent three distinct tranches. The first tranche, representing 400,000 service-based stock options, vested equally on the first and second anniversaries of the award. The second tranche, representing 400,000 performance-contingent stock options, vested and became exercisable on August 16, 2012, when the closing price of the Company's common stock exceeded 120% of the stock option exercise price (or $32.73 per share) for 15 consecutive trading days. The third tranche, representing 400,000 performance-contingent stock options, vested and became exercisable on January 30, 2013 based on the Compensation Committee's determination that the conditions specified in Mr. Duperreault's 2009 employment letter providing for enhanced treatment of these options had been satisfied. If the specified conditions had not been satisfied, then the third tranche would have vested and become exercisable if and when the closing price of the Company's common stock per share exceeded 140% of the stock option exercise price (or $38.185 per share) for 15 consecutive trading days.

7.
Represents vested stock options that were granted in connection with the Company's stock option exchange offer that was approved by stockholders at the Company's 2005 annual meeting. Under the exchange offer, eligible employees could exchange certain deeply underwater options for new options with a grant date fair value equal to 90% of the Black-Scholes value of the tendered options. The exercise price of the new options ($27.86 per share) was set at the grant date fair value of the Company's common stock on the grant date of the new option.

8.	All of Ms. Wittman's outstanding equity-based awards were forfeited upon her resignation in March 2012.

2012 Option Exercises and Stock Vested

The following table sets forth certain information concerning (i) stock options exercised by the named executive officers in 2012 and (ii) restricted stock unit awards held by the named executive officers that vested in 2012.
2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Brian Duperreault	580,392	8,787,856	86,838	2,765,790
J. Michael Bischoff	0	0	5,188	165,238
Daniel S. Glaser	0	0	43,078	1,372,034
Peter Zaffino	56,000	785,004	46,808	1,492,561
Julio A. Portalatin	0	0	0	0
Vanessa A. Wittman	335,248	2,943,879	24,737	787,873

1.	Based on the difference between the market price of the underlying shares at exercise and exercise price of the options.

2.	Based on the average of the high and low trading prices of a share of the Company’s common stock on the trading date immediately preceding the award vesting date.

Defined Benefit Retirement Program

The Company maintains a defined benefit retirement program in the United States consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the nonqualified Benefit Equalization Plan and Supplemental Retirement Plan. The Benefit Equalization Plan is a restoration plan that provides those participants subject to certain Internal Revenue Code limitations with retirement benefits on a comparable basis to those provided to employees who are not subject to such limitations. The Supplemental Retirement Plan provides for an enhanced benefit for a select group of highly compensated employees. Messrs. Duperreault, Bischoff, Glaser and Zaffino participate in the United States defined benefit retirement program. Mr. Portalatin was not eligible to participate in the retirement program in 2012, and Ms. Wittman did not satisfy the requirements for a vested benefit at her termination of employment.

For participants who are eligible for all three plans, annual benefits payable at age 65 in the form of a straight-life annuity are determined generally by the following formula:

•	2.0% of eligible salary for each of the first 25 years of eligible benefit service; plus

•	1.6% of eligible salary for each of the next five years of eligible benefit service; plus

•	1.0% of eligible salary for each year of eligible benefit service over 30 years.

The above sum is reduced by an amount representing a portion of the participant's estimated Social Security benefit.
Benefits under the retirement program vest upon the earliest of (i) a participant's attainment of five years of service, (ii) attainment of age 65, or (iii) a change in control of the Company. Messrs. Duperreault, Bischoff, Glaser, and Zaffino have a vested benefit under the retirement program.
The present value of the accumulated pension benefits of the named executive officers who participate in these plans as of the end of 2012, as well as other information about each of our defined benefit pension plans, is reported in the table below. Assumptions used in the calculation of these amounts, other than retirement age are included in footnote 8 to the Company's audited financial statements for the fiscal year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2013. The assumed retirement date used for purposes of this table is January 1, 2013 for Messrs. Duperreault and Bischoff, and age 65 years for all other named executives. Benefits under the tax-qualified Marsh & McLennan Companies Retirement Plan are generally paid as a monthly annuity for the life of the retiree and his or her designated survivor, if the participant has elected to be paid on a joint and survivor basis. Benefits earned and vested under the nonqualified plans prior to 2005 may be payable as a lump sum as well. The lump-sum option is only available to Mr. Bischoff because none of the other named executive officers have nonqualified plan benefits that were earned and vested as of December 31, 2004. The Company's policy for funding its obligation under the tax-qualified plan is to contribute amounts at least sufficient to meet the funding requirements set forth in applicable law. The Company is not required to, and does not, fund any of its obligations to the named executive officers under any of its nonqualified defined benefit retirement plans.

PENSION BENEFITS TABLE FOR 2012

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Brian Duperreault	Qualified Retirement Plan	5.0	224,989	0
	Benefit Equalization Plan	5.0	725,740	0
	Supplemental Retirement Plan	5.0	225,917	0
	Total		1,176,646	0
J. Michael Bischoff	Qualified Retirement Plan	31.0	1,364,069	0
	Benefit Equalization Plan	31.0	856,934	0
	Supplemental Retirement Plan	31.0	602,086	0
	Total		2,823,089	0
Daniel S. Glaser	Qualified Retirement Plan	15.0	198,656	0
	Benefit Equalization Plan	15.0	432,847	0
	Supplemental Retirement Plan	15.0	139,226	0
	Total		770,729	0
Peter Zaffino	Qualified Retirement Plan	11.3	200,022	0
	Benefit Equalization Plan	11.3	341,405	0
	Supplemental Retirement Plan	11.3	117,390	0
	Total		658,817	0
Julio A. Portalatin	Qualified Retirement Plan	0.9	0	0
	Benefit Equalization Plan	0.9	0	0
	Supplemental Retirement Plan	0.9	0	0
	Total		0	0
Vanessa A. Wittman	None
________________________

1.
Represents years of benefit accrual service as of December 31, 2012. Mr. Glaser's 15.0 years of service includes 9.9 years of service for his prior period of service with Marsh from July 1982 through May 1992.

2.
Assumptions used in the calculation of these amounts, other than retirement age, which has been assumed for purposes of this table to be 65 years, are included in footnote 8 to the Company's audited financial statements for the fiscal year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2013. The U.S. Retirement Program provides a survivor benefit, in the form of a monthly annuity, to a qualifying spouse, same-sex spouse or domestic partner upon the death of a participant. The present value of this survivor benefit in the event of death on December 31, 2012 was $670,342 for Mr. Duperreault, $1,605,927 for Mr. Bischoff, $898,501 for Mr. Glaser, and $313,155 for Mr. Zaffino. The survivor benefit was not applicable to Mr. Portalatin and Ms. Wittman since they did not have a vested accrued benefit under the U.S. Retirement Program as of December 31, 2012.

Nonqualified Deferred Compensation

The Company maintains the Supplemental Savings and Investment Plan (the “SSIP”), a nonqualified deferred compensation plan that coordinates with the Company's 401(k) Savings & Investment Plan to give eligible participants the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under the tax-qualified plan. Under the SSIP, selected participants who have reached any one of the limitations set forth in the Internal Revenue Code under the Company's 401(k) Savings & Investment Plan may, at their election, defer up to 30% of their base salary and notionally invest this amount in any or all of the plan's notional investment alternatives. These alternatives consist of a variety of mutual funds and units of the Company's common stock. Participants in the SSIP may change their investment elections at any time, both as to future deferrals and existing balances; however, once a participant notionally invests an amount in units of the Company's common stock, that amount cannot be reallocated to any other notional investment. After a participant completes one year of service with the Company, the Company provides matching credits at the same rate as the Company's 401(k) Savings & Investment Plan. The Company's named executive officers are eligible to participate in the SSIP. Mr. Portalatin and Ms. Wittman did not participate in the SSIP in 2012.
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2012

Name	Plan Name	12/31/11 Closing Balance ($)	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($) (1)	Aggregate Earnings in 2012 ($) (2)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at 12/31/12 ($)
Brian Duperreault	SSIP	224,063	45,000	22,500	28,851	0	320,414
J. Michael Bischoff	SSIP	954,110	126,943	14,938	25,857	0	1,121,848
Daniel S. Glaser	SSIP	139,841	45,000	22,500	25,210	0	232,551
Peter Zaffino	SSIP	108,993	39,429	19,625	13,047	0	181,094
Julio A. Portalatin	None	0	0	0	0	0	0
Vanessa A. Wittman	None	0	0	0	0	0	0

1.	Amounts reported in this column are also reported in the “All Other Compensation” column in the 2012 Summary Compensation Table on page 52.

2.
Aggregate earnings are based upon the performance of a variety of mutual funds and shares of the Company's common stock. Because these earnings are based upon actual market performance, they are not considered above-market or preferential for purposes of the SEC rules. Therefore, none of the amounts reported in this column are reportable in the 2012 Summary Compensation Table on page 52.

Potential Payments Upon Termination or Change in Control
The following table sets forth the estimated payments and benefits to be provided to the named executive officers (except for Ms. Wittman) in the event of the specified terminations of employment and in connection with a change in control of the Company. Ms. Wittman is not included in the following table because she did not receive any payments and forfeited the unvested portion of her outstanding equity awards upon her resignation in March 2012. In accordance with SEC rules, this table assumes that the relevant triggering event occurred on December 31, 2012, the last business day of the last completed fiscal year, and that the market price of the Company's common stock was the closing stock price as of December 31, 2012 ($34.47 per share), the last trading day of 2012. Also in accordance with SEC rules, we describe all termination and change in control events potentially applicable to Mr. Duperreault; however, the only event that actually applied to Mr. Duperreault was "normal retirement."
Except for Mr. Duperreault, the employment letter for each named executive officer provides that the named executive officer will participate in the Company's Senior Executive Severance Pay Plan. In general, the Senior Executive Severance Pay Plan provides for cash severance solely in the event of an involuntary termination of employment without “cause” (as described below) or, within the two-year period following a change in control of the Company, either by the successor entity without cause or by the participant for a termination of employment for “good reason” (as described below). In addition, each such named executive officer is entitled to specified benefits upon death or “disability” (as described below).
Cash severance under the Senior Executive Severance Pay Plan is equal to the sum of:

•	one times annual base salary;

•	one times the average of the annual bonuses paid to the participant for each of the three prior calendar years; and

•	a pro rata bonus for the year of termination.
The Senior Executive Severance Pay Plan also provides 12 months of outplacement services and continued medical and dental coverage for 12 months at active employee rates. Severance payments and benefits are conditioned on the participant's having properly and timely executed and delivered to us a valid, irrevocable, confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company. The cash severance amounts included in the following table reflect the employment arrangements in effect on December 31, 2012.
Mr. Duperreault's employment arrangements did not provide for cash severance or 12 months of outplacement services.
Mr. Bischoff's employment letter provides that, in the event his termination of employment does not entitle him to severance benefits under the Senior Executive Severance Pay Plan, Mr. Bischoff will be eligible for a prorated annual bonus based on the portion of the year elapsed as of the date of his termination and amount determined based on the degree of achievement of goals at year-end under the bonus program in effect on the date of his termination.
The terms and conditions of equity-based awards provide for vesting in the event of death and specified terminations of employment. The provisions applicable to Mr. Duperreault's equity-based awards in the event of specified terminations of employment are described in the “Employment Arrangements” section (page 55). In addition, the provisions of Mr. Glaser's expired employment agreement, dated as of December 10, 2007, apply to equity-based awards granted during the term of that agreement, including vesting in the event that his employment is terminated “without cause” or for “good reason,” whether before or after a change in control of the Company.
As described in the "Employment Arrangements" section on page 55, Mr. Duperreault was provided with term life insurance with a face amount of $5 million while he was an employee. Of this amount, $1 million of coverage was provided through a Company-paid group-term life insurance plan. The cost to the Company of providing $4 million of additional coverage is included in the "All Other Compensation" column of the 2012 Summary Compensation Table on page 52.

Name	Termination Reason	Total Cash Payment ($) (1)	Unvested Stock Awards ($) (2)	Unvested Option Awards ($) (2)	Accumulated Dividend Equivalents on Outstanding Stock Units ($)	Welfare and Retirement Benefits ($) (3) (4)	Total ($) (5)

Brian Duperreault	Involuntary termination without cause	0	12,360,356	18,865,941	426,399	33,355	31,686,050
	Termination for good reason	0	12,360,356	18,865,941	426,399	0	31,652,696
	Involuntary termination without cause or termination for good reason following a change in control	0	12,360,356	18,865,941	426,399	33,355	31,686,050
	Death or Disability	0	12,360,356	18,865,941	426,399	0	31,652,696
	Normal Retirement	0	13,644,053	18,865,941	451,722	0	32,961,716
J. Michael Bischoff	Involuntary termination without cause	2,421,400	1,897,918	143,263	23,706	23,002	4,509,289
	Involuntary termination without cause or termination for good reason following a change in control	2,371,400	1,897,918	143,263	23,706	23,002	4,459,289
	Death or Disability	1,250,000	1,897,918	143,263	23,706	0	3,314,888
	Normal Retirement	1,300,000	1,915,946	143,263	24,062	0	3,383,271
Daniel S. Glaser	Involuntary termination without cause	8,466,667	3,374,096	6,159,082	140,448	22,921	18,163,214
	Termination for good reason	0	506,089	6,159,082	34,796	0	6,699,966
	Involuntary termination without cause or termination for good reason following a change in control	6,816,667	6,955,219	8,100,479	249,312	22,921	22,144,597
	Death or Disability	2,250,000	6,955,219	8,100,479	249,312	0	17,555,009
Peter Zaffino	Involuntary termination without cause	5,866,667	2,061,754	0	82,370	30,015	8,040,805
	Involuntary termination without cause or termination for good reason following a change in control	4,816,667	4,344,220	3,653,154	153,169	30,015	12,997,224
	Death or Disability	1,800,000	4,344,220	3,653,154	153,169	0	9,950,543
Julio A. Portalatin	Involuntary termination without cause	2,950,000	431,185	0	8,506	30,015	3,419,706
	Involuntary termination without cause or termination for good reason following a change in control	2,350,000	1,489,966	374,484	29,393	30,015	4,273,857
	Death or Disability	1,500,000	1,489,966	374,484	29,393	0	3,393,843

1.
The following table sets forth the calculation of amounts shown in the “Total Cash Payment” column of the table above. For purposes of this calculation, because this table assumes that termination of employment occurs at year-end, the amount shown in the “Pro Rata Bonus” column of the table below is equal to the individual's actual bonus for the entire year.

Name	Termination Reason	Base Salary ($)	Average Bonus ($)		Total ($)	Severance Multiplier	Total Severance ($) (a)	Pro Rata Bonus (a) (b)	Total Cash Payment ($)

Mr. Duperreault	Involuntary termination without cause	N/A	N/A		N/A	0	0	0	0
	Termination for good reason	N/A	N/A		N/A	0	0	0	0
	Involuntary termination without cause or termination for good reason following a change in control	N/A	N/A		N/A	0	0	0	0
	Death or Disability	N/A	N/A		N/A	0	0	0	0
	Normal Retirement	N/A	N/A		N/A	0	0	0	0
Mr. Bischoff	Involuntary termination without cause	650,000	471,400		1,121,400	1	1,121,400	1,300,000	2,421,400
	Involuntary termination without cause or termination for good reason following a change in control	650,000	471,400		1,121,400	1	1,121,400	1,250,000	2,371,400
	Death or Disability	N/A	N/A		N/A	0	0	1,250,000	1,250,000
	Normal Retirement	N/A	N/A		N/A	0	0	1,300,000	1,300,000
Mr. Glaser	Involuntary termination without cause	1,000,000	3,566,667		4,566,667	1	4,566,667	3,900,000	8,466,667
	Termination for good reason	N/A	N/A		N/A	0	0	0	0
	Involuntary termination without cause or termination for good reason following a change in control	1,000,000	3,566,667		4,566,667	1	4,566,667	2,250,000	6,816,667
	Death or Disability	N/A	N/A		N/A	0	0	2,250,000	2,250,000
Mr. Zaffino	Involuntary termination without cause	900,000	2,116,667		3,016,667	1	3,016,667	2,850,000	5,866,667
	Involuntary termination without cause or termination for good reason following a change in control	900,000	2,116,667		3,016,667	1	3,016,667	1,800,000	4,816,667
	Death or Disability	N/A	N/A		N/A	0	0	1,800,000	1,800,000
Mr. Portalatin	Involuntary termination without cause	850,000	0	(6)	850,000	1	850,000	2,100,000	2,950,000
	Involuntary termination without cause or termination for good reason following a change in control	850,000	0	(6)	850,000	1	850,000	1,500,000	2,350,000
	Death or Disability	N/A	N/A		N/A	0	0	1,500,000	1,500,000

(a)
Reflects amounts payable by the Company in the form of a lump-sum as soon as practicable following termination of employment, subject to the individual's execution of a general release of claims for the benefit of the Company .

(b)
“Pro Rata Bonus” amounts, if any, are payable by the Company at the same time as annual bonuses for the applicable year are paid to the Company's senior executives generally, subject to the individual's execution of a general release of claims for the benefit of the Company.

2.
Reflects equity-based awards, with respect to the Company's common stock, outstanding as of December 31, 2012. The value of 2011 and 2012 performance stock units is shown at 160% and 100% performance, respectively. For Messrs. Duperreault and Bischoff, normal retirement treatment of performance stock units assumes 2011 and 2012 results as determined by the Compensation Committee and target performance for the remaining years of the award period for each award. The vesting of equity-based awards will accelerate in the event of death or permanent disability (as defined in the applicable equity-based award document). In addition, with respect to Mr. Duperreault, if he terminated his employment and the Compensation Committee determined that Mr. Duperreault had satisfied the conditions specified in his 2009 employment letter providing for vesting and exercisability of 400,000 stock options, as described in the “Employment Arrangements” section (page 55). The aggregate value of the accelerated vesting with respect to all of Mr. Duperreault's then-unvested option awards was $18,865,941.

3.
Each of the named executive officers is entitled to continue receiving Company-sponsored health insurance for 12 months. To receive such benefits, a named executive officer is required to contribute at the same level as similarly situated active employees. Each of the named executive officers, except Mr. Duperreault, is entitled to receive outplacement services for a period of 12 months.

4.
The amounts reported in this column, where applicable, include matching the Company's 401(k) Savings & Investment Plan contributions made by the Company that would vest in the event of a change of control of the Company.

5.	Total amounts reflected in this column may not equal the sum of amounts reflected in the preceding columns due to rounding to the nearest whole dollar as required by SEC rules.

6.	Mr. Portalatin was hired on February 1, 2012 and therefore had no prior-year bonuses as of December 31, 2012. He was paid a bonus of $2,100,000 in February 2013 for the 2012 performance year.

Termination of Employment
Upon any termination of employment, including a termination for “cause” or without “good reason,” a named executive officer will receive any accrued pay and regular post-employment payments and benefits under the terms of the Company's applicable plans. The amounts reported in the table above do not include payments and benefits that are provided on a nondiscriminatory basis to all employees generally upon termination of employment, including:

•	salary through the date of termination and accrued but unused vacation time;

•	post-employment group medical benefit continuation at the employee's cost;

•	welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance;

•	distributions of defined benefit plan benefits, whether or not tax-qualified (our U.S. defined benefit retirement program is described in the “Defined Benefit Retirement Program” section (page 63));

•
distributions of tax-qualified defined contribution plans and nonqualified deferred compensation plans (the nonqualified deferred compensation plans are described in the “Nonqualified Deferred Compensation” section (page 65)); and

•	vested benefits.
The Senior Executive Severance Pay Plan defines “cause” as a participant's: (i) willful failure to substantially perform the duties consistent with his or her position which is not remedied within 10 days after receipt of written notice from the Company specifying such failure; (ii) willful violation of any written Company policy, including but not limited to, the Company's Code of Business Conduct & Ethics; (iii) commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs; (v) gross negligence or willful misconduct which results in, or could reasonably be expected to result in, a material loss to the Company or material damage to the reputation of the Company; or (vi) violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.
The Senior Executive Severance Pay Plan defines “good reason” as (i) a material reduction in the participant's base salary; (ii) a material reduction in the participant's annual incentive opportunity (including a material adverse change in the method of calculating the participant's annual incentive); (iii) a material diminution of the participant's duties, responsibilities or authority; or (iv) a relocation of more than 50 miles from the participant's office location in effect immediately prior to the change in control of the Company. This definition of “good reason” only applies during the 24-month period following a change in control of the Company.
For awards granted to Mr. Duperreault from 2008 through 2010 under his 2008 employment agreement and for awards granted to Mr. Glaser from 2007 through 2010 under his 2007 employment agreement, “cause” is defined as (i) any willful refusal to follow lawful directives of the Board (and, in Mr. Glaser's case, of the chief executive officer of the Company), which are consistent with the scope and nature of his duties and responsibilities; (ii) conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement; (iii) any gross negligence or willful misconduct resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries; (iv) any material breach of any one or more of the covenants contained in his employment agreement; or (v) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.
For awards granted to Mr. Duperreault from 2008 through 2010 under his 2008 employment agreement and for awards granted to Mr. Glaser from 2007 through 2010 under his 2007 employment agreement, “good reason” is defined as: (i) a material diminution in his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by his employment agreement; (ii) any removal from the positions he holds; (iii) any failure by the Company to comply with the provisions of his employment agreement pertaining to his level of compensation; (iv) failure by the Company to comply with any other material provisions of the employment agreement; (v) change in his principal work location to more than 50 miles from his current work location. Additionally, Mr. Duperreault's definition of "good reason" includes his no longer serving as the chief executive officer, reporting to the board of directors, of the top-tier “parent company” resulting from a change in control.
The employment letters for Messrs. Bischoff, Glaser, Portalatin and Zaffino define “permanent disability” as occurring when it is determined (by the Company's disability carrier for the primary long-term disability plan or program applicable to the named executive officer because of his or her employment with the Company) that the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
Mr. Duperreault's and Mr. Glaser's prior employment agreements defined “disability” as occurring when he is prevented from performing satisfactorily his obligations under his employment agreement for a period of at least 90 consecutive days or 180 nonconsecutive days within any 365-day period.
Change in Control
As described in the “Risk and Reward Features of Executive Compensation Corporate Governance Policies” section (pages 35 to 36), the terms of equity-based awards granted after March 15, 2007 contain a “double-trigger” change in control vesting provision, which requires a change in control of the Company followed by a specified termination of employment for accelerated vesting to occur. Under the double-trigger provision, a change in control of the Company by itself would not cause an employee's equity-based award to vest, so long as the award is assumed or replaced on equivalent terms. In that case, vesting would continue pursuant to the award's original vesting schedule unless, in addition to the change in control, the employee's employment terminates without “cause” or for “good reason” during the 24 months following the change in control.
The change in control provisions included in our Senior Executive Severance Pay Plan and in Messrs. Duperreault's and Glaser's prior employment agreements also require a “double-trigger.”
We believe that requiring a “double-trigger,” rather than providing severance payments (and vesting of equity-based awards, in the case of Mr. Duperreault, who was not entitled to any cash severance) solely on the basis of a change in control, is more consistent with the purpose of encouraging the continued employment of the senior executive following a change in control.
The terms of equity-based awards granted before March 16, 2007 provide that in the event of a change in control of the Company, equity-based awards become fully vested and exercisable, and any restrictions contained in the terms of conditions of the awards lapse.
Our previous equity-based compensation plans contained a reimbursement provision providing that, if any equity-based award that vests as a result of a change in control of the Company is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make a payment to the recipient as necessary to restore such individual to the same after-tax position had such excise tax not been imposed. No such payment to any of our named executive officers would have been required if a change in control of the Company had occurred on December 31, 2012. This reimbursement provision was eliminated under the terms of the 2011 Incentive and Stock Award Plan, which applies to awards granted after May 19, 2011, the date when our stockholders approved the plan. In addition, our senior executives' employment letters and the Senior Executive Severance Pay Plan do not contain such a reimbursement provision.
Cash severance payments are not eligible for any tax reimbursement benefit.

We use the same definition of “change in control” in the equity incentive plans, the Senior Executive Severance Pay Plan and Messrs. Duperreault's and Glaser's prior employment agreements.
The applicable definitions of “cause” and “good reason” in connection with equity-based awards for the named executive officers are similar to those described above in “Termination of Employment.”
Restrictive Covenants
Each of the named executive officers is subject to nonsolicitation covenants that prohibit the executive from:

•	soliciting any customer or client with respect to a competitive activity; and

•	soliciting or employing any employee for the purpose of causing the employee to terminate employment.
Each of the named executive officers is also subject to noncompetition covenants that prohibit the executive from engaging in a competitive activity.
For Mr. Duperreault, the noncompetition and nonsolicitation period is 24 months from the date of termination of employment. For the other named executive officers, this period is 12 months from the date of termination of employment. Mr. Glaser's noncompetition and nonsolicitation period is 24 months from date of termination of employment effective with his appointment as President and Chief Executive Officer on January 1, 2013.
In addition, at all times prior to and following termination of employment, the named executive officers are subject to a perpetual confidentiality covenant.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information Table
The following table sets forth information as of December 31, 2012, with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)		(b) Weighted- average exercise price of outstanding options, warrants and rights (2)(3)($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by stockholders	18,932,404	(4)	$28.14	32,743,312	(5)
Equity compensation plans not approved by stockholders	24,906,005	(6)	29.86	13,177,884	(7)
Total	43,838,409		29.10	45,921,196

(1)
This column reflects shares subject to outstanding and unexercised options granted over the last ten years under the 2000 Senior Executive Incentive and Stock Award Plan, 2000 Employee Incentive and Stock Award Plan and 2011 Incentive and Stock Award Plan. This column also contains information regarding the equity awards specified in notes (4) and (6) below. There are no warrants or stock appreciation rights outstanding.

(2)
The number of shares that may be issued during the current offering periods under stock purchase plans, and the weighted-average exercise price of such shares, are uncertain and consequently not reflected in columns (a) and (b). The number of shares to be purchased will depend on the amount of contributions with interest accumulated under these plans as of the close of each purchase period during the current offering periods and the value of a share of Company common stock on each purchase date. An estimate of the number of shares subject to purchase during the current offering period for the 1999 Employee Stock Purchase Plan is 918,296 shares. An estimate of the number of shares subject to purchase during the current offering periods which mature in 2012 for the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), Irish Savings Related Share Option Scheme 2001 and the Share Participation Schemes for employees in Ireland is 267,593 shares. The shares remaining available for future issuance shown in column (c) include any shares that may be acquired under all current offering periods for these stock purchase plans. Further information regarding shares available for issuance under these plans is set forth in the first bullet in each of notes (5) and (7) below.

(3)	The weighted-average exercise price in column (b) does not take into account the awards referenced in notes (4) and (6) below.

(4)
Includes 4,914,183 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit, and deferred bonus unit awards under the 2011 Incentive and Stock Award Plan and the 2000 Senior Executive Incentive and Stock Award Plan and predecessor plans and programs as well as other deferred compensation obligations under the Directors' Stock Compensation Plan and the Supplemental Savings & Investment Plan, a nonqualified deferred compensation plan providing benefits to employees whose benefits are limited under the Company's 401(k) Savings & Investment Plan.

(5)	Includes the following:

•
4,136,312 shares available for future awards under the 1999 Employee Stock Purchase Plan, a stock purchase plan qualified under Section 423 of the Internal Revenue Code. Employees may acquire shares at a discounted purchase price (which may be no less than 95% of the market price of the stock on the relevant purchase date) on four quarterly purchase dates within the one-year offering period with the proceeds of their contributions plus interest accumulated during the respective quarter.

•
25,289,609 shares available for future awards under the 2011 Incentive and Stock Award Plan. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and stock awards in lieu of cash awards, dividend equivalents and other stock-based or unit-based awards. The grant, exercise or settlement of any award may be subject to the achievement of performance goals or other performance-based terms. Consistent with plan terms, the shares available for future awards include shares previously forfeited, canceled, exchanged or surrendered, including shares surrendered to satisfy withholding tax on restricted stock unit distributions.

•	2,771,792 shares available for future deferrals directed into share units under the Supplemental Savings & Investment Plan described in note (4) above.

•	545,599 shares available for future awards under the Directors' Stock Compensation Plan. Awards may consist of shares, deferred stock units and dividend equivalents.

(6)
Includes 6,786,663 shares that may be issued to settle outstanding restricted stock unit, deferred stock unit and deferred bonus unit awards under the 2000 Employee Incentive and Stock Award Plan and predecessor plans and programs and 91,770 shares that may be issued to settle outstanding stock unit awards and corresponding dividend equivalents under the Special Severance Pay Plan.

(7)	Includes the following:

•
12,092,129 shares available for future awards under the Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save as You Earn Plan (U.K.), and Irish Savings Related Share Option Scheme 2001.

•	173,768 shares available for future awards under the Share Participation Schemes for employees in Ireland. Awards are made in shares of stock.

•	911,987 shares available for future awards under the Special Severance Pay Plan. Awards consist of stock units and dividend equivalents.
The material features of the Company's compensation plans that have not been approved by stockholders and under which Company shares are authorized for issuance are described below. Any such material plans under which awards in Company shares may currently be granted are included as exhibits to, or incorporated by reference in, the Company's Annual Report on Form 10-K for the year ended December 31, 2012.
Stock Purchase Plan for International Employees, Stock Purchase Plan for French Employees, Save As You Earn Plan (U.K.) and Irish Savings Related Share Option Scheme.  Eligible employees may elect to contribute to these plans through regular payroll deductions over an offering period which varies by plan from one to five years. On each purchase date, generally the end of the offering period, participants may receive their contributions plus interest in cash or use that amount to acquire shares of stock at a discounted purchase price. Under the Stock Purchase Plan for International Employees, the purchase price may be no less than 95% of the market price of the stock on each of four quarterly purchase dates within the one-year offering period. Under the U.K. and Irish Plans, the purchase price may be no less than 95% of the market price of the stock at the beginning of the offering period. Under the French Plan, the purchase price may be no less than 95% of the market price of the stock at the end of the offering period.

2000 Employee Incentive and Stock Award Plan and predecessor plans and programs.  The terms of the 2000 Employee Incentive and Stock Award Plan are described in Note 9 to the Company's consolidated financial statements for the fiscal year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February xx, 2013. The 2000 Employee Incentive and Stock Award Plan replaced the 1997 Employee Incentive and Stock Award Plan, the terms of which are described in Note 7 to the Company's consolidated financial statements for the fiscal year ended December 31, 1999, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2000. No future awards may be granted under any predecessor plan or program.
Share Participation Schemes for employees in Ireland.  Eligible participants may elect to acquire shares of stock at market price by allocating their bonus and up to an equivalent amount of their basic salary. The acquired shares are held in trust and generally may not be transferred for two years following their acquisition. The initial value of any shares held in trust for more than three years is not subject to income tax.
Special Severance Pay Plan.  Under this plan, certain holders of restricted stock or awards in lieu of restricted stock who have at least ten years of service with the Company or one of its subsidiaries will receive payment in shares upon forfeiture of their award if their employment terminates. The amount of the payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a nonsolicitation agreement. Grants made on or after January 1, 2007, are not eligible for treatment under this plan.

TRANSACTIONS WITH MANAGEMENT AND OTHERS;
OTHER INFORMATION
The Company has adopted specific policies and procedures regarding Board review and approval or ratification of certain transactions between the Company and its directors, executive officers and others. See the discussion under the caption “Review of Related-Person Transactions” appearing at page 8 of this proxy statement.
Mr. Daniel S. Glaser is President and Chief Executive Officer of the Company. Gary Glaser, Daniel Glaser's brother, accepted an offer of employment as a Manager Research Consultant in Mercer's Investment Consulting business, with an annual base salary of $175,000, effective November 12, 2012.
Mr. Peter Zaffino is President and Chief Executive Officer of Marsh, a subsidiary of the Company. Garrett Benton, brother-in-law of Peter Zaffino and a senior vice president of Guy Carpenter, received compensation totaling approximately $187,700 in 2012. Mr. Jonathan Zaffino, Peter Zaffino’s brother and the U.S. Casualty Practice Leader of Marsh USA Inc., received compensation totaling approximately $672,800 in 2012.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of the the Company’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company’s common stock. The Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2012, all Section 16(a) filing requirements applicable to such individuals were complied with.

ITEM 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company's financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2013 fiscal year, subject to stockholder ratification. Deloitte & Touche was first retained as the independent registered accounting firm of the Company in 1989. As noted above, the Audit Committee is responsible for reviewing and approving the compensation of Deloitte & Touche as part of the Audit Committee's annual appointment process. As part of its regular process, the Audit Committee periodically considers the rotation of the independent external audit firm. Among other matters, the Audit Committee annually reviews and approves the leadership, composition and organization of the external audit team. Further, in conjunction with the mandated rotation of the independent registered public accounting firm's lead audit partner, the Audit Committee and its chairman are directly involved in the review and approval of Deloitte & Touche's lead audit partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its investors.
Deloitte & Touche will audit our consolidated financial statements for fiscal year 2013 and perform other services. Deloitte & Touche acted as the Company’s independent registered public accounting firm for the year ended December 31, 2012. A Deloitte & Touche representative will be present at the 2013 annual meeting of stockholders, and will have an opportunity to make a statement and to answer your questions.
The affirmative vote of a majority of the shares of the Company’s common stock present or represented and entitled to vote at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.
The Board of Directors recommends that you vote FOR this proposal.

Fees of Independent Registered Public Accounting Firm
For the fiscal years ended December 31, 2012 and 2011, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	($ in ‘000s)
	2012	2011
Audit Fees	$22,736	$20,406
Includes audits of the effectiveness of the Company’s internal control over financial reporting at December 31, 2012 and 2011, audits of consolidated financial statements and reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, statutory reports and regulatory audits.

Audit-Related Fees	2,960	1,700
Includes audits of employee benefit plans, computer- and control-related audit services, agreed-upon procedures, merger and acquisition assistance and accounting research services.
Tax Fees	4,681	1,161
Includes tax compliance and other services not related to the audit.
All Other Fees	70	23
Includes consulting fees related to outsourcing projects.
Total	30,447	$23,290

Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to the Company’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual Audit Committee budget approved by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. Any such approvals are reported to the Audit Committee at its next meeting. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent registered public accounting firm compared to the budget approvals for each of the categories of permitted services. The Committee reviews the suitability of the pre-approval policy at least annually.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is comprised of the five directors named below. Each member of the Committee is independent as required by the Company, the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities with respect to the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and compliance by the Company with legal and regulatory requirements. The Committee operates pursuant to a charter approved by the Board of Directors.
Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control, including internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on our internal control over financial reporting as of the end of our fiscal year.
In performing their oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them, and on the representations made, by management and Deloitte & Touche. The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.
During 2012, the Audit Committee executed its oversight function through a series of meetings and teleconferences with management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the year ended December 31, 2012, as well as matters related to internal control over financial reporting and the processes that support the Company’s reporting of financial results. The Committee also discussed with Deloitte & Touche the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered whether the provision of other non-audit services by Deloitte & Touche to the Company is compatible with maintaining Deloitte & Touche’s independence and has discussed with Deloitte & Touche that firm’s independence.

Based upon the review and discussions described in this report, the Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s annual report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. The Board of Directors concurred with that selection and has recommended this selection to the Company’s stockholders for ratification.
Submitted by the Audit Committee
of the Board of Directors

Zachary W. Carter	Marc D. Oken (Chair)
Elaine La Roche	Lloyd M. Yates
Bruce P. Nolop

SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER ITEMS OF BUSINESS FOR 2012 ANNUAL MEETING
Stockholder Proposals under Rule 14a-8
Pursuant to Rule 14a-8, if a stockholder wants the Company to include a proposal in our proxy statement and form of proxy for presentation at our 2013 annual meeting of stockholders, the proposal must be received by us at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, not later than November 29, 2013. The proposal must be sent to the attention of our Corporate Secretary, and must comply with all relevant SEC requirements.
Other Stockholder Proposals
Article II, Section 2.10, of our by-laws sets forth certain requirements that a stockholder must follow if the stockholder wants to nominate a person for election as director or propose an item of business (“other stockholder business”) under the by-laws at an annual meeting of stockholders. To properly bring the nomination or other stockholder business before an annual meeting, the proponent must be a stockholder of record both at the time the relevant notice of proposal is submitted and at the time of the annual meeting and be entitled to vote at the annual meeting, and comply with certain notice procedures. In the case of other stockholder business, the business must otherwise be a proper matter for stockholder action in accordance with law, the Company’s Certificate of Incorporation and the Company’s by-laws. The notice of proposal (nominating a person for election as director or proposing other stockholder business) also must comply with certain procedures regarding timeliness and form. The notice must be delivered to the Corporate Secretary at our principal executive offices at 1166 Avenue of the Americas, New York, NY 10036-2774, within the same time frame as described above under “Board of Directors and Committees—Stockholder Nominations for Director Candidates.” Among other things, the notice of proposal must provide: (i) certain information about the proposing stockholder; (ii) certain information about the person nominated for director (as applicable) and (iii) if proposing other stockholder business, certain information regarding the proposing stockholder’s interest in such business. Details on the information required to be submitted with any notice of proposal are set forth in Article II, Section 2.10 of the Company’s by-laws.

Exhibit A

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the twelve months ended December 31, 2012 and 2011. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2012
Operating income (loss)	$1,374	$652	$(197)	$1,829
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	8	58	12	78
Adjustments to acquisition related accounts (b)	(32)	(3)	—	(35)
Other	(2)	—	(6)	(8)
Operating income adjustments	(26)	55	6	35
Adjusted operating income (loss)	$1,348	$707	$(191)	$1,864

a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction activities, including charges of $16 million for exit activities related to Mercer's Canadian outsourcing business and $9 million for cost reduction activities related to recent acquisitions.

(b) Reflects the change resulting from the re-measurement to fair value each quarter of contingent consideration related to acquisitions, net of an $8 million impairment charge of an identifiable intangible asset in 2012.

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

		Amount	Diluted EPS
Twelve Months Ended December 31, 2012
Income from continuing operations		$1,204
Less: Non-controlling interest, net of tax		25
Amount attributable to participating securities		2
Subtotal		$1,177	$2.13
Add operating income adjustments	$35
Deduct impact of income taxes	(24)
		11	0.02
Adjusted income, net of tax		$1,188	$2.15

Exhibit B

As discussed more fully in “Financial Services and General Industry Surveys” on page 38, the Compensation Committee reviewed executive compensation data from two subsets of companies that participated in an executive compensation survey conducted in 2012 by Towers Watson & Co., an independent compensation consulting firm. The Compensation Committee's review was based on executive compensation data as of March 31, 2012, as compiled by Towers Watson from the companies listed below.

Financial Services Subset of Survey Participants
ACE Limited	Chubb	Loews	State Street
AFLAC	CIGNA	MasterCard	SunTrust Banks
Allstate	Fifth Third Bancorp	Principal Financial Group	Travelers
American Express	Franklin Resources	Progressive	Unum Group
Ameriprise Financial	Hartford Financial Services	Prudential Financial	U.S. Bancorp
BB&T	Humana	Regions Financial	Western Union
Capital One Financial	Lincoln Financial	SLM

General Industry Subset of Survey Participants
3M	Corning	Illinois Tool Works	Public Service Enterprise Group
Accenture	Covidien	Ingersoll-Rand	Quest Diagnostics
ACE Limited	CSX	International Paper	Raytheon
AES	Cummins	J.C. Penney Company	Regions Financial
AFLAC	Danaher	Jacobs Engineering	Rockwell Automation
Agilent Technologies	Darden Restaurants	Johnson Controls	Seagate Technology
Air Products and Chemicals	Devon Energy	Kellogg	Sempra Energy
Alcoa	DIRECTV Group	Kimberly-Clark	Sherwin-Williams
Allergan	Dollar Tree	Kohl's	SLM
Allstate	Dominion Resources	L-3 Communications	Southern Company Services
Ameren	Dow Chemical	Limited	Spectra Energy
American Electric Power	DTE Energy	Lincoln Financial	Sprint Nextel
Ameriprise Financial	Duke Energy	Loews	St. Jude Medical
American Express	DuPont	Lorillard Tobacco	Stanley Black & Decker
Amgen	Eastman Chemical	Marathon Oil	Staples
Anadarko Petroleum	Eaton	Marriott International	Starbucks Coffee
Apache	eBay	MasterCard	Starwood Hotels & Resorts
Automatic Data Processing	Ecolab	Mattel	State Street
Ball	Edison International	McGraw-Hill	Stryker
Baxter International	Eli Lilly	MeadWestvaco	SunTrust Banks
BB&T	EMC	Medtronic	Sysco
BD (Becton Dickinson)	Emerson Electric	Micron Technology	TE Connectivity
Best Buy	Entergy	Monsanto	Textron
Biogen Idec	Estee Lauder	Mosaic	Thermo Fisher Scientific
BorgWarner	Exelon	Motorola Solutions	Time Warner
Boston Scientific	Express Scripts	Murphy Oil	Time Warner Cable
Bristol-Myers Squibb	Fifth Third Bancorp	Mylan	Travelers
C.H. Robinson Worldwide	FirstEnergy	Newmont Mining	Tyson Foods
Capital One Financial	Fluor	NextEra Energy	U.S. Bancorp
Carnival	Franklin Resources	NIKE	Union Pacific Corporation
CBS	Freeport-McMoRan Copper & Gold	Nordstrom	Unum Group
CenterPoint Energy	Gap	Norfolk Southern	VF
Chubb	General Dynamics	Northrop Grumman	Viacom
CIGNA	General Mills	Pacific Gas & Electric	Waste Management
Cliffs Natural Resources	Gilead Sciences	Parker Hannifin	Western Union
CMS Energy	Hartford Financial Services	PPG Industries	Weyerhaeuser
Coca-Cola Enterprises	Hershey	PPL	Whole Foods Market
Colgate-Palmolive	Hess	Praxair	Williams Companies
ConAgra Foods	Honeywell	Principal Financial Group	Xcel Energy
Consolidated Edison	Hormel Foods	Progressive	Xerox
Cooper Industries	Humana	Prudential Financial	Yum! Brands